[LOGO OF NORFOLK SOUTHERN CORPORATION APPEARS HERE]

- --------------------------------------------------------------------------------

NOTICE AND PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

NORFOLK SOUTHERN CORPORATION

THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON
THURSDAY, MAY 11, 1995

- --------------------------------------------------------------------------------

  The Annual Meeting of Stockholders of Norfolk Southern Corporation will be held at The Hotel Roanoke & Conference Center, 110 Shenandoah Avenue, Roanoke, Virginia, on Thursday, May 11, 1995, at 10:00 A.M., Eastern Daylight Time, for the following purposes:

    1. Election of four directors to the class whose term will expire in 1998.

    2. Approval of the Norfolk Southern Corporation Long-Term Incentive Plan, as amended, all as more fully set forth in the accompanying Proxy Statement.

    3. Approval of the Norfolk Southern Corporation Executive Management Incentive Plan, all as more fully set forth in the accompanying Proxy Statement.

    4. Ratification of the appointment of independent public accountants as auditors.

    5. Transaction of such other business as may properly come before the meeting.

  Stockholders of record at the close of business on March 3, 1995, will be entitled to vote at such meeting.

                                          By order of the Board of Directors,
                                                 DONALD E. MIDDLETON,
                                                 Corporate Secretary.

Dated: March 31, 1995

IF YOU DO NOT EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

                          Norfolk Southern Corporation
                             Three Commercial Place
                          Norfolk, Virginia 23510-2191

                                                                  March 31, 1995

                                PROXY STATEMENT

  This statement and the accompanying proxy will be mailed to stockholders of Norfolk Southern Corporation on or about April 3, 1995. The Corporation's Annual Report for 1994 was mailed under separate cover beginning March 16, 1995. The proxy is solicited by the Board of Directors of the Corporation for use at the Annual Meeting of Stockholders to be held May 11, 1995. The cost of soliciting proxies will be paid by the Corporation, including the reimbursement, upon request, of brokerage firms, banks and other institutions, nominees and trustees for their reasonable expenses in forwarding proxy material to beneficial owners. In addition to solicitation by mail, officers and regular employees of the Corporation may solicit proxies by telephone, telegram or personal interview at no additional compensation.

  Policies are in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $23,300 to assist in soliciting proxies directly or through others and to tabulate all proxies and ballots cast at the Annual Meeting, is contractually bound to maintain the confidentiality of the voting process. Each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially. Members of the Board of Directors and employees of the Corporation do not have access to the proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on the proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

  If the enclosed proxy is properly signed and returned to The Bank of New York, the shares represented thereby will be voted in accordance with its terms. Any stockholder who has executed and returned a proxy and for any reason wishes to revoke it may do so at any time before the proxy is voted by giving prior notice of revocation in any manner to the Corporation, or by executing and delivering a subsequent proxy or by attending the meeting and voting in person.

  The record date for stockholders entitled to vote at the Annual Meeting is March 3, 1995. As of February 28, 1995, the Corporation had issued and outstanding 139,954,266 shares of Common Stock, of which 132,693,937 shares were entitled to one vote per share.

                             ELECTION OF DIRECTORS

  The terms of L. E. Coleman, T. Marshall Hahn, Jr., Landon Hilliard and Jane Margaret O'Brien expire at the Annual Meeting on May 11, 1995.

  Unless otherwise instructed on the enclosed proxy, such proxy will be voted in favor of the reelection of Messrs. Coleman, Hahn and Hilliard and of Ms. O'Brien to serve in the class whose term will expire in 1998. If any nominee becomes unable to serve, an event which is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the total number of directors will be reduced.

  Under Virginia law and under the Corporation's Articles of Incorporation and Bylaws, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Votes that are withheld or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy, are not "cast" for this purpose.

  The following information relates to the nominees and the directors whose terms of office will continue after the stockholders' meeting. There are no family relationships among any of the nominees or directors--or among any of the nominees or directors and any officer--nor is there any arrangement or understanding between any nominee or director and any other person, pursuant to which the nominee or director was selected.

NOMINEES
(FOR TERM EXPIRING IN 1998)


[PHOTO APPEARS       Mr. Coleman, 64, Wickliffe, Ohio, has been a director
 HERE]               since 1982. He has been Chairman and Chief Executive
                     Officer of The Lubrizol Corporation, a diversified specialty chemical company, since April 1982. He is also a director of Harris Corporation.

L. E. Coleman
- --------------------------------------------------------------------------------

[PHOTO APPEARS       Mr. Hahn, 68, Atlanta, Ga., has been a director since
 HERE]               1985. He has been Honorary Chairman of the Board of
                     Georgia-Pacific Corporation, a manufacturer and distributor of building products, pulp and paper products and chemicals, since December 1993, having previously become Chairman of the Board in May 1993, and having served prior thereto as Chairman of the Board and Chief
                     Executive Officer. He is also a director of Coca-Cola
                     Enterprises, SunTrust Banks, Inc. and Trust Company of
                     Georgia.

T. Marshall Hahn, Jr.
- --------------------------------------------------------------------------------

[PHOTO APPEARS       Mr. Hilliard, 55, New York, N. Y., has been a director
 HERE]               since 1992. He has been a partner in Brown Brothers
                     Harriman & Co., a private bank in New York City, since
                     January 1979. He is also a director of Owens-Corning
                     Fiberglas Corporation.

Landon Hilliard
- --------------------------------------------------------------------------------

                     (See information under the "Certain Relationships" caption on page 9.)

[PHOTO APPEARS       Ms. O'Brien, 41, Roanoke, Va., has been a director since
 HERE]               1994. She has been President of Hollins College since
                     July 1991, having served prior thereto as Dean of the Faculty at Middlebury College, Vt. She is also a director of Landmark Communications, Inc.

Jane Margaret O'Brien
- --------------------------------------------------------------------------------


DIRECTORS WHOSE TERM EXPIRES IN 1996


[PHOTO APPEARS       Mr. Baliles, 54, Richmond, Va., has been a director since
 HERE]               1990. He has been a partner in the law firm of Hunton &
                     Williams, a business law firm with offices in several major U. S. cities and international offices in Brussels, Belgium, Warsaw, Poland, and Hong Kong, since 1990, having served prior thereto as Governor of Virginia. He is also a director of Dibrell Brothers, Inc.

Gerald L. Baliles
- --------------------------------------------------------------------------------

[PHOTO APPEARS       Mr. Carter, 55, Alexandria, Va., has been a director
 HERE]               since 1992. He has been Executive Director of the
                     Association for Supervision and Curriculum Development, among the world's largest international education associations, since July 1992, having served prior thereto as Superintendent of Schools in Norfolk, Va.

Gene R. Carter

- --------------------------------------------------------------------------------
                     (See information under the "Certain Relationships" caption on page 9.)


[PHOTO APPEARS       Mr. Leisenring, 69, Philadelphia, Pa., has been a
 HERE]               director since 1982. He was Chairman and Chief Executive
                     Officer of Penn Virginia Corporation, a natural resources
                     holding and development company, until his retirement in
                     1992, having served prior thereto as Chairman of the
                     Board and Chief Executive Officer. He is a director of
                     Westmoreland Coal Company. Mr. Leisenring is also a
                     director of Fidelity Bank, N.A. (a wholly owned
                     subsidiary of First Fidelity Bancorporation), PICO
                     Products, Inc. and SKF USA Inc. (a controlled subsidiary
                     of Aktiebolaget SKF, a Swedish corporation).
E. B. Leisenring, Jr.
- --------------------------------------------------------------------------------

[PHOTO APPEARS       Mr. McKinnon, 67, Norfolk, Va., has been a director since
 HERE]               1986. He was Chairman and Chief Executive Officer of
                     Norfolk Southern Corporation until his retirement in 1992, having served prior thereto as Chairman, President and Chief Executive Officer.

Arnold B. McKinnon
- --------------------------------------------------------------------------------

DIRECTORS WHOSE TERM EXPIRES IN 1997

[PHOTO APPEARS       Mr. Goode, 54, Norfolk, Va., has been a director since
 HERE]               1992. He has been Chairman, President and Chief Executive
                     Officer of the Corporation since September 1992, having previously become President in October 1991, and Executive Vice President-Administration in January 1991, and having served prior thereto as Vice President-
                     Taxation. He is also a director of Caterpillar, Inc., Georgia-Pacific Corporation and TRINOVA Corporation.

David R. Goode
- --------------------------------------------------------------------------------

[PHOTO APPEARS       Mr. McNair, 71, Columbia, S. C., has been a director
 HERE]               since 1987. He has been Chairman of the law firm McNair &
                     Sanford, P.A., since January 1971. Mr. McNair is also a director of Georgia-Pacific Corporation.

Robert E. McNair
- --------------------------------------------------------------------------------

                     (See information under the "Compensation Committee Interlocks" caption on page 9.)

[PHOTO APPEARS       Mr. Pote, 48, New York, N.Y., has been a director since
 HERE]               1988. He has been a partner of The Beacon Group, a
                     private investment partnership, since April 1993; he also
                     has served as President of PBS Properties, Inc., since
                     November 1990, having served prior thereto as President
                     and Chief Executive Officer of First Fidelity
                     Bancorporation. Mr. Pote is also a director of Turecamo
                     Maritime, Inc.
Harold W. Pote
- --------------------------------------------------------------------------------

                         BENEFICIAL OWNERSHIP OF STOCK

  To the knowledge of the Corporation, no person beneficially owns more than 5% of its Common Stock.

  The following table sets forth as of February 28, 1995, the beneficial ownership of the Corporation's Common Stock by each director, including the Chief Executive Officer, and nominee, each of the other five most highly compensated executive officers and all executive officers and directors of the Corporation as a group. Each individual and all executive officers and directors as a group own less than 1% of the total outstanding shares of the Corporation's Common Stock and, unless otherwise indicated, all shares are held with sole voting and investment powers. Unless otherwise noted, no director or executive officer beneficially owns any equity securities of the Corporation or its subsidiaries other than the Corporation's Common Stock.

                        SHARES OF
NAME                   COMMON STOCK
- ----                   ------------
Gerald L. Baliles         1,200/1/
Gene R. Carter            1,050/1/
L. E. Coleman             4,112/1/,/2/
David R. Goode          151,281/3/
T. Marshall Hahn, Jr.     2,200/1/
Landon Hilliard           2,000/1/
E. B. Leisenring, Jr.     6,805/1/,/4/
Arnold B. McKinnon      252,483/1/,/5/

                        SHARES OF
NAME                   COMMON STOCK
- ----                   ------------
Robert E. McNair          2,100/1/,/6/
Jane Margaret O'Brien     1,000/1/
Harold W. Pote            1,500/1/
John R. Turbyfill       176,099/7/
John S. Shannon         123,624/8/
Stephen C. Tobias        43,293/9/
D. Henry Watts          103,838/10/
Henry C. Wolf            46,995/11/

39 Executive Officers and Directors as a group (including the persons named
above)/12/                                                 1,562,212/13/
- --------
  /1/Includes 1,000 shares awarded non-employee directors pursuant to the Directors' Restricted Stock Plan over which shares the director possesses voting power but has no investment power until the shares are distributed (see information under the "Board of Directors" caption on page 7).
  /2/Includes 112 shares owned by Mr. Coleman's wife, in which he disclaims beneficial ownership.
  /3/Includes 2,853 shares credited to Mr. Goode's account in the Corporation's Thrift and Investment Plan. Includes 7,624 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Goode possesses voting power but has no investment power until the shares are distributed. Also includes 125,821 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Goode has the right to acquire beneficial ownership within 60 days.
  /4/Includes 2,205 shares owned by Mr. Leisenring's wife, in which he disclaims beneficial ownership.
  /5/Includes 141,364 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. McKinnon has the right to acquire beneficial ownership within 60 days.
  /6/Includes 100 shares held pursuant to an investment trust. Mr. McNair has sole voting power and shared investment power over these shares. Also includes 1,000 shares owned by Mr. McNair's wife, in which he disclaims beneficial ownership.
  /7/Includes 8,594 shares credited to Mr. Turbyfill's account in the Corporation's Thrift and Investment Plan. Includes 15,973 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Turbyfill possesses voting power but has no investment power until the shares are distributed. Includes 126,709 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Turbyfill has the right to acquire beneficial ownership within 60 days. Also includes 1,893 shares owned by Mr. Turbyfill's wife, in which he disclaims beneficial ownership.
  /8/Includes 2,245 shares credited to Mr. Shannon's account in the Corporation's Thrift and Investment Plan. Includes 14,213 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Shannon possesses voting power but has no investment power until the shares are distributed. Includes 73,320 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Shannon has the right to acquire beneficial ownership within 60 days.
  /9/Includes 3,358 shares credited to Mr. Tobias' account in the Corporation's Thrift and Investment Plan. Includes 3,622 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Tobias possesses voting power but has no investment power until the shares are distributed. Includes 30,837 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Tobias has the right to acquire beneficial ownership within 60 days.
  /10/Includes 3,599 shares credited to Mr. Watts' account in the Corporation's Thrift and Investment Plan. Includes 13,950 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Watts possesses voting power but has no investment power until the shares are distributed. Includes 72,942 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Watts has the right to acquire beneficial ownership within 60 days. Also includes 13,347 shares owned by Mr. Watts' wife, in which he disclaims beneficial ownership.
  /11/Includes 2,803 shares credited to Mr. Wolf's account in the Corporation's Thrift and Investment Plan. Includes 3,081 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Wolf possesses voting power but has no investment power until the shares are distributed. Includes 37,184 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Wolf has the right to acquire beneficial ownership within 60 days.
  /12/The spouse of one executive officer owns 70 shares of Norfolk Southern Railway Company Preferred Stock, Series A, in which shares the officer disclaims beneficial ownership.
  /13/Includes 80,928 shares credited to officers' individual accounts under the Corporation's Thrift and Investment Plan. Includes 100,170 shares held by the Corporation for officers under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan, over which the individual possesses voting power but no investment power until the shares are distributed, and 932,837 shares subject to stock options granted to officers pursuant to the Corporation's Long-Term Incentive Plan, with respect to which the optionee has the right to acquire beneficial ownership within 60 days. Also includes 15,535 shares in which beneficial ownership is disclaimed.

- --------
  Section 16 of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and any persons beneficially owning more than 10 percent of a class of the Corporation's stock, to file certain reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. For 1994, based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Corporation believes that all required Forms were filed on time.

                               BOARD OF DIRECTORS

  The Board of Directors of the Corporation consists of eleven members and is divided into three classes, each elected for a term of three years, with each class containing as nearly as possible one third of the total number of directors. Under the Corporation's retirement policy for directors, a director who attains the age of 72 shall resign effective the date of the next annual meeting unless that director's term of office expires on such date, in which event he shall refrain from becoming a candidate for reelection. The Board met a total of seven times in 1994. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

COMPENSATION OF DIRECTORS

  Each member of the Board of Directors who is not also an officer of the Corporation received compensation for services during 1994 of $32,000 a year as a retainer and, in addition, a fee of $1,800 for each attendance at a meeting of the Board or of any committee of the Board, plus expenses in connection with attendance at such meetings. Officers who also serve as directors receive no additional compensation. A director who has served for at least five years while not serving simultaneously as an officer of the Corporation, or one of its subsidiaries, and who retires from the Board under the Corporation's retirement policy for directors, shall receive annually for life the annual retainer in effect for directors at the time of retirement.

  A director may elect to receive all or a portion of compensation on a deferred basis under the Corporation's Directors' Deferred Fee Plan. The amount received on a deferred basis is credited to a separate memorandum account, together with interest on the amount credited to the account at the beginning of each quarter, at a rate for 1994 and later years determined on the basis of the director's age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; and over age 60, 12%. The total amount so credited (including amounts deferred in prior years and interest earned thereon) is distributed in ten annual installments beginning with the year following the year in which the participant ceases to be a director. The Corporation's commitment to accrue and pay interest on amounts deferred is facilitated by the purchase of corporate owned life insurance on the lives of directors. If the Board of Directors determines at any time that changes in the law affect the Corporation's ability to recover the cost of providing the benefits payable under the Plan, the Board, in its discretion, may reduce the interest credited on deferrals to a rate not less than one half the rate otherwise provided for in the Plan. Six current directors are participants.

  Effective January 1, 1994, the Board approved the Directors' Restricted Stock Plan pursuant to which each current non-employee director was awarded a grant of 1,000 shares of the Corporation's Common Stock (Restricted Shares). Any person who is not and never has been an employee of the Corporation and who is first elected to the Board after January 1, 1994, also will receive a 1,000 share grant on the date of election. Restricted Shares are registered in the name of the director, who has all rights of ownership (including the right to vote the shares and receive dividends), subject to certain restrictions. The Restricted Shares awarded under this Plan may not be sold, pledged or otherwise encumbered during a restriction period which (a) begins when the Restricted Shares are granted and (b) ends on the earlier of (i) the date the director dies or (ii) six months after the director becomes disabled or retires. For purposes of the Plan, a director "retires" when service as a director terminates because (a) the director is ineligible to continue serving under the retirement policy for directors or (b) the director has served for at least two consecutive years and such termination is due to (i) taking a position with or providing services to a governmental, charitable or educational institution whose policies prohibit continued service as a director or (ii) the fact that continued service as a director would be a violation of law.

COMMITTEES

  Each year, not later than its organization meeting, the Board of Directors appoints the Audit Committee, Executive Committee, Compensation and Nominating Committee and Pension Committee.

  The Audit Committee recommends to the Board of Directors the engagement of, and the fee to be paid to, the independent public accountants; reviews with the independent accountants the annual audit plan; receives, reviews and transmits to the Board the annual report and financial statements of the Corporation and its consolidated subsidiaries; and reviews, in consultation with the independent accountants and the Corporation's internal audit staff, as deemed necessary, the Corporation's accounting policies, conflict of interest policy, internal control systems and financial operations and reporting. This Committee met four times in 1994, and its members are L. E. Coleman, Chairman, Gerald L. Baliles, Gene R. Carter, Landon Hilliard and Harold W. Pote.

  The Compensation and Nominating Committee makes recommendations to the Board of Directors concerning executive compensation; adoption and administration of any management incentive bonus plan, deferred compensation plan or other similar plans of the Corporation; individuals to be elected as officers of the Corporation; and nominees for election to the Board. The Committee will consider Board nominees recommended by stockholders. Recommendations by stockholders must be in writing addressed to the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-2191, and shall include sufficient background material to enable the Committee to consider fully the qualifications of the individual and any potential conflict of interest or legal restrictions concerning the person's service in the proposed capacity. This Committee met six times in 1994, and its members are E.
B. Leisenring, Jr., Chairman, L. E. Coleman, T. Marshall Hahn, Jr. and Robert
E. McNair.

  The Executive Committee is empowered to exercise all the authority of the Board of Directors to the extent permitted by Virginia law when the Board is not in session, including the declaration of a quarterly dividend upon the Common Stock of the Corporation at the rate of the quarterly dividend most recently declared by the Board. All actions taken by the Committee are to be reported to the Board at its meeting next succeeding such action and are subject to revision or alteration by the Board. This Committee met three times in 1994, and its members are Arnold B. McKinnon, Chairman, David R. Goode,
T. Marshall Hahn, Jr. and E. B. Leisenring, Jr.

  The Pension Committee makes recommendations to the Board of Directors concerning an annual investment policy for investment of the assets of the Corporation's pension fund and the engagement of, and the fees to be paid to, firms of investment managers to manage designated portions of such assets within the framework of the investment policy; reviews the performance of the investment managers; and receives, reviews and transmits to the Board the annual reports, financial statements and actuarial valuations of the pension plans. This Committee met five times in 1994, and its members are
T. Marshall Hahn, Jr., Chairman, E. B. Leisenring, Jr., Robert E. McNair, Jane Margaret O'Brien and Harold W. Pote.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Norfolk Southern maintains various banking relationships with Brown Brothers Harriman & Co. ("Brown Brothers"), in which Mr. Hilliard is a partner, on bases that are consistent with normal financial and banking practices. All transactions are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other banks. Also, in 1994, Brown Brothers was paid approximately $78,000 in fees for managing a portion of the assets of the Corporation's pension fund.

  In 1994, the Corporation paid approximately $23,000 for legal services to the law firm of Hunton & Williams, in which Mr. Baliles is a partner.

  Kathryn B. McQuade is Vice President-Internal Audit of the Corporation. Ms. McQuade's spouse is one of approximately 6,100 partners worldwide in KPMG Peat Marwick LLP ("KPMG"), a firm of independent public accountants that has acted as auditors for the Corporation or its subsidiary, Norfolk and Western Railway Company, since 1969. Ms. McQuade's spouse does not participate in, or have access to, KPMG's work for the Corporation. The Corporation paid KPMG approximately $1.7 million for all services rendered during 1994.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following identifies any reportable business relationships between the Corporation and Messrs. Leisenring, Coleman, Hahn or McNair, the members of the Compensation and Nominating Committee.

  In 1994, the Corporation paid approximately $335,000 to McNair & Sanford, P.A., of which Mr. McNair is Chairman, for legal and consulting services.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other five most highly compensated executive officers of the Corporation for service in all capacities to the Corporation and its subsidiaries for the fiscal years ending December 31, 1994, 1993 and 1992.

                          SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                       ANNUAL COMPENSATION               COMPENSATION
                              ------------------------------------- -----------------------
                                                                      AWARDS      PAYOUTS
                                                                    ----------- -----------
                                                        OTHER       SECURITIES
                                                        ANNUAL      UNDERLYING     LTIP        ALL OTHER
NAME AND PRINCIPAL            SALARY /1/ BONUS /1/ COMPENSATION /2/ OPTIONS /3/ PAYOUTS /4/ COMPENSATION /5/
    POSITION             YEAR    ($)        ($)          ($)            (#)         ($)           ($)
- ------------------       ---- ---------- --------- ---------------- ----------- ----------- ----------------
David R. Goode           1994  585,000    497,250      154,4726       40,000          /7/         4,500
 Chairman, President     1993  535,000    376,480      300,309        40,000      217,011        50,480
 and Chief Executive Of-
  ficer                  1992  418,333    297,634      133,057        20,000       81,567        31,778
John R. Turbyfill        1994  425,000    340,000      187,957        20,000          /7/         4,500
 Vice Chairman           1993  414,583    273,086      331,359        12,500      217,011        36,924
                         1992  390,000    270,738      317,988        12,500      208,435        28,895
John S. Shannon          1994  370,000    277,500       68,570        12,500          /7/         4,500
 Executive Vice          1993  360,000    237,132      233,296        12,500      217,011        30,681
 President-Law           1992  340,000    236,028      204,483        12,500      180,250        25,973
Stephen C. Tobias        1994  267,500    200,625       43,654         5,000          /7/         4,500
 Executive Vice          1993  223,750    147,384       99,425         5,000       86,818        22,910
 President-Operations    1992  201,250    139,714       83,308         5,000       72,278        20,235
D. Henry Watts           1994  370,000    277,500      220,252        12,500          /7/         4,500
 Executive Vice          1993  360,000    237,132      377,009        12,500      217,011        33,444
 President-Marketing     1992  350,000    242,970      317,355        12,500      180,250        30,384
Henry C. Wolf            1994  267,500    200,625       46,537        12,500          /7/         4,500
 Executive Vice          1993  204,167    134,485      101,053         5,000       86,818        27,269
 President-Finance       1992  160,000    111,072       56,893         5,000       33,912        19,390

- --------
  /1/Includes portion of any salary or bonus award elected to be received on a deferred basis.
  /2/Includes cash payment of dividend equivalents in an amount equal to, and commensurate with, dividends paid on the Common Stock on performance share units awarded through 1992 pursuant to the Corporation's Long-Term Incentive Plan (dividend equivalents are not paid on performance share units awarded after 1992). Includes amounts reimbursed for the payment of taxes on personal benefits. Does not include a tax absorption payment, which was not determinable in time to be reported, under the Long-Term Incentive Plan for the 1994 award of performance shares. Also includes the amount by which the interest accrued on salary and bonuses deferred under the Officers' Deferred Compensation Plan exceeds 120% of the applicable Federal long-term rate provided under Section 1274(d) of the Internal Revenue Code; for 1994, these amounts were: for Mr. Goode, $30,525; Mr.Turbyfill, $161,921; Mr. Shannon, $46,304; Mr. Tobias, $23,009; Mr. Watts, $195,798; and Mr. Wolf, $26,321.
  /3/Options were granted without tandem SARs.
  /4/Represents market value, as of the date of award, of Common Stock earned pursuant to the performance share feature of the Corporation's Long-Term Incentive Plan for periods ended December 31, 1993 and 1992 (for 1992, performance shares were awarded for achievements in the three-year period 1990-1992 and for 1993, performance shares were awarded for achievements in the three-year period 1991-1993). For 1994, the award of performance shares for achievements in the three-year period 1992-1994 had not been approved in time to be reported.
  /5/Includes for 1994 contributions of $4,500 to the Corporation's 401(k) plan on behalf of each named executive officer.
  /6/Includes personal use, as directed by resolution of the Board of Directors, of the Corporation's aircraft valued at $55,328, calculated on the basis of the aggregate incremental cost of such use to the Corporation.
  /7/For 1994, the award of performance shares for achievements in the three-year period 1992-1994 had not been approved in time to be reported.

LONG-TERM INCENTIVE PLAN

  The Corporation's Long-Term Incentive Plan, as amended by the stockholders in 1989, provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance share units to officers and other key employees of the Corporation and certain of its subsidiaries. The Compensation and Nominating Committee of the Board of Directors ("Committee") is charged with administration of the Plan and has the sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan.

  STOCK OPTIONS

  The following table sets forth certain information concerning the grant in 1994 of stock options under the Corporation's Long-Term Incentive Plan to each named executive officer:

                    OPTION/SAR* GRANTS IN LAST FISCAL YEAR

                                                                  GRANT DATE
                       INDIVIDUAL GRANTS                            VALUE
- ----------------------------------------------------------------- ----------
                 NUMBER OF
                 SECURITIES  % OF TOTAL
                 UNDERLYING   OPTIONS                             GRANT DATE
                  OPTIONS    GRANTED TO   EXERCISE OR              PRESENT
                 GRANTED/1/ EMPLOYEES IN BASE PRICE/2/ EXPIRATION  VALUE/3/
NAME                 #      FISCAL YEAR  ($ PER SHARE)    DATE       ($)
- ----             ---------- ------------ ------------- ---------- ----------
D. R. Goode        40,000       5.68%       72.9375    1/30/2004   787,600
J. R. Turbyfill    20,000       2.84%       72.9375    1/30/2004   393,800
J. S. Shannon      12,500       1.77%       72.9375    1/30/2004   246,125
S. C. Tobias        5,000        .71%       72.9375    1/30/2004    98,450
D. H. Watts        12,500       1.77%       72.9375    1/30/2004   246,125
H. C. Wolf         12,500       1.77%       72.9375    1/30/2004   246,125

*No SARs were granted in 1994

- --------

  /1/Options were granted effective January 31, 1994, exercisable one year after the date of grant. Dividend equivalents are paid in cash on these options in an amount equal to, and commensurate with, dividends paid on the Common Stock.
  /2/The exercise price (fair market value on the date of grant) may be paid in cash or in shares of Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at fair market value on the date of exercise.
  /3/In accordance with regulations of the Securities and Exchange Commission, the present value of the option grant at the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, an executive officer may realize depends on the stock price on the date the option is exercised; consequently, there is no assurance the amount realized by an executive officer will be at or near the monetary value determined by using this statistical model.

  The model assumes:

    (a) a stock volatility factor of 0.2309: volatility was determined by an independent compensation consultant using monthly data averaged over the 60-month period January 1, 1989, through December 31, 1993;

    (b) a dividend yield of 3.43%: yield was determined monthly and averaged over the 60-month period January 1, 1989, through December 31, 1993; and

    (c) a 1993 risk-free rate of return of 6%: this represents the return on a comparatively "risk-free" investment in 1993, the year prior to the issuance of these options.

  These assumptions produce a Black-Scholes factor of 0.27 and a resulting present value for the 1994 option grant of $19.69 per share. The factor computed under the Black-Scholes formula was not adjusted to reflect that the options cannot be exercised during the first year of their ten-year term, nor does it reflect that dividend equivalents are paid on unexercised options.

  The following table sets forth certain information concerning the exercise of options and/or SARs by each named executive officer during 1994 and the unexercised options and SARs held by each as of the end of 1994:

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                      NUMBER OF SECURITIES UNDERLYING             VALUE OF UNEXERCISED
                                        UNEXERCISED OPTIONS/SARS AT             IN-THE-MONEY OPTIONS/SARS
                   SHARES                         FY-END                              AT FY-END/1/
                 ACQUIRED ON  VALUE                 (#)                                    ($)
                  EXERCISE   REALIZED --------------------------------------    ----------------------------
NAME                 (#)       ($)     EXERCISABLE           UNEXERCISABLE      EXERCISABLE/2/ UNEXERCISABLE/2/
- ----             ----------- -------- ----------------      ----------------    -----------    -------------
D.R. Goode          4,731    205,008     85,821/3/               40,000            676,615/3/         0
J. R.Turbyfill      3,227    179,436    108,909/4/               20,000          2,661,048/4/         0
J. S.Shannon            0          0     60,820                  12,500            876,958            0
S.C. Tobias             0          0     25,837                   5,000            409,788            0
D.H. Watts              0          0     60,442                  12,500            866,444            0
H.C. Wolf           1,318     65,708     24,684                  12,500            386,910            0

- --------
  /1/Equal to the mean ($60.875) of the high and low trading prices on the New York Stock Exchange-Composite Transactions of the Common Stock on December 31, 1994, less the exercise prices of the options, multiplied by the number of options.
  /2/Because the market price of the Common Stock at the end of 1994 was below the exercise price of options granted in 1993 ($63.25 per share) and in 1994 ($72.9375 per share), such options are out-of-the-money and are not includable in the reported value of in-the-money options at year end, whether or not exercisable.
  /3/Includes 3,300 tandem SARs with a value of $105,874.
  /4/Includes 44,386 tandem SARs with a value of $1,689,486.

  PERFORMANCE SHARE UNITS ("PSUS")

  The following table sets forth certain information concerning the grant in 1994 of PSUs under the Corporation's Long-Term Incentive Plan to each named executive officer. These PSU grants entitle a recipient to "earn out" or receive performance shares (shares of the Corporation's Common Stock) at the end of a three-year performance cycle (1994-
1996) based on the Corporation's performance during this three-year period. Under the 1994 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for "earning out" up to one third of the total number of PSUs granted: (1) three-year average earnings per share ("EPS") growth over the prior three-year base period, (2) three-year average return on average invested capital ("ROAIC") and (3) three-year average annual operating ratio measured both absolutely and in relation to average industry performance for six major rail carriers. A more detailed discussion of these performance criteria can be found in the Report of the Compensation and Nominating Committee, beginning on page 15.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                        NUMBER OF    PERFORMANCE    ESTIMATED FUTURE PAYOUTS UNDER
                         SHARES,       OR OTHER      NON-STOCK PRICE-BASED PLANS
                        UNITS OR     PERIOD UNTIL --------------------------------
                     OTHER RIGHTS/1/  MATURATION   THRESHOLD  TARGET/2/  MAXIMUM
NAME                      (#)        OR PAYOUT        (#)        (#)       (#)
- ----                 --------------- ------------  ---------  ---------  -------
D. R. Goode              20,000       01/01/94-       0         10,280    20,000
                                       12/31/96
J. R. Turbyfill          10,000       01/01/94-       0          5,140    10,000
                                       12/31/96
J. S. Shannon             6,250       01/01/94-       0          3,212     6,250
                                       12/31/96
S. C. Tobias              2,500       01/01/94-       0          1,285     2,500
                                       12/31/96
D. H. Watts               6,250       01/01/94-       0          3,212     6,250
                                       12/31/96
H. C. Wolf                6,250       01/01/94-       0          3,212     6,250
                                       12/31/96

- --------
  /1/Performance shares, when earned out, will be held by the Corporation for up to 60 months pursuant to a share retention agreement unless such requirement is waived by the Committee in its sole discretion. Since all performance shares earned under the 1994 award will be subject to a share retention agreement, a tax absorption payment in cash or as additional withholding taxes, equal to any Federal and state income taxes imposed, will be made to or on behalf of an executive officer as the result of this "earn out."
  /2/The Long-Term Incentive Plan does not provide a performance target; consequently, this column represents 51.4% of the maximum "earn out," which, in accordance with applicable rules of the Securities and Exchange Commission, is based on the percentage of the previous fiscal year's actual "earn out" under the Plan.

PENSION PLANS

  The following table sets forth the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under the Corporation's qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in

1994 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

                               PENSION PLAN TABLE

                                   YEARS OF CREDITABLE SERVICE
                     -----------------------------------------------------------------------------
REMUNERATION            25                     30                     35                     40
- ------------            --                     --                     --                     --
 $  200,000          $ 60,722               $ 74,279               $ 87,879               $101,831
    300,000            98,222                119,279                140,379                161,831
    400,000           135,722                164,279                192,879                221,831
    500,000           173,222                209,279                245,379                281,831
    600,000           210,722                254,279                297,879                341,831
    700,000           248,222                299,279                350,379                401,831
    800,000           285,722                344,279                402,879                461,831
    900,000           323,222                389,279                455,379                521,831
  1,000,000           360,722                434,279                507,879                581,831
  1,100,000           398,222                479,279                560,379                641,831
  1,200,000           435,722                524,279                612,879                701,831

  Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated consecutive years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

  The respective last five-year average compensation and approximate years of creditable service, as of January 1, 1995, for each executive officer named in the Summary Compensation Table were: Mr. Goode, $612,648 and 29 years; Mr. Turbyfill, $660,595 and 34 years; Mr. Shannon, $573,438 and 38 years;
Mr. Tobias, $322,716 and 25 years; Mr. Watts, $576,937 and 40 years; Mr. Wolf, $276,895 and 22 years.

CHANGE-IN-CONTROL ARRANGEMENTS

  In 1994, the Compensation and Nominating Committee recommended, and the Board of Directors approved, the Corporation's entering into change-in-control compensation agreements ("Agreements") with each officer named in the Summary Compensation Table (and with other key employees). These Agreements provide for certain economic protections in the event of an involuntary or other specified Termination (each term with an initial capital letter is defined in the Agreements) of a covered individual during a period of twenty-four months next following a Change in Control of the Corporation. This action was based on an analysis of U.S. corporations' practices in this area conducted by an outside consultant (that also advises the Compensation and Nominating Committee concerning the competitiveness and structure of compensation for executive officers) engaged by the Committee to advise it on these matters. Based on its research, the consultant suggested the type and scope of coverage that would be appropriate and in line with the practices of other U.S. corporations.

  These Agreements, terminable by either the Corporation or the named executive officer (or other key employee) on twenty-four months' notice, provide generally for severance compensation payments (not continued employment) equal, in the case of officers named in the Summary Compensation Table, to three times the sum of their Base Pay and Incentive Pay and for the redemption of outstanding, but exercisable, options (subject to restrictions in the case of persons, such as the officers named in the Summary Compensation Table, imposed under Section 16 of the Securities Exchange Act of 1934) and of certain outstanding Performance Share Units. Covered individuals also are eligible for certain continued Benefits coverage (principally medical, insurance and death benefits) for two years following a covered Termination and for additional service credit under the Corporation's retirement plans; in the case of an officer named in the Summary Compensation Table, such additional service credit may not exceed the creditable service such officer would have had upon reaching mandatory retirement age. The Agreements also provide for payment of any Federal excise tax (not income tax) that may be imposed on payments made pursuant to these Agreements.

            COMPENSATION AND NOMINATING COMMITTEE REPORT CONCERNING
              THE 1994 COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

  This Report describes Norfolk Southern Corporation's officer compensation strategy, the components of its compensation program and the manner in which 1994 compensation determinations were made for the Corporation's Chairman, President and Chief Executive Officer, David R. Goode, and the other officers (collectively, including Mr. Goode, referred to as the "Executive Officers") whose 1994 compensation is disclosed in the Summary Compensation Table of this Proxy Statement.

  Among other things, the Compensation and Nominating Committee of the Board of Directors ("Committee") is responsible for: (1) recommending to the Board the salaries of corporate officers and (2) administering the Corporation's Management Incentive Plan ("MIP"), as adopted by the Board of Directors, and its Long-Term Incentive Plan ("LTIP"), as last amended and approved by stockholders in 1989. Included in the LTIP, and more particularly described below, are awards of stock options and performance share units. The Committee is composed entirely of non-employee directors and met six times during 1994.

  BASE SALARY: While the Committee believes that a substantial portion of each Executive Officer's total compensation should be "performance-based," the Committee seeks to assure that the base salaries of Executive Officers are generally competitive with those earned by individuals in comparable positions.

  Specifically, the Committee compares Mr. Goode's base salary with those paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. The base salaries of the other Executive Officers--as well as all officers of the Corporation--are evaluated, principally by Mr. Goode, relative to survey data of base salaries for comparable positions at a large number of American corporations of comparable revenue size, including but not limited to those identified in the Stock Performance Graph. This information is compiled by the Corporation's Personnel Department and by an outside consultant. The Committee's general intention is to set the base salaries of Executive Officers between the 50th and 75th percentiles of their peers in the respective groups with which they are compared.

  Mr. Goode discusses with the Committee the specific contributions and performance of each of the Executive Officers. Based on such subjective evaluations, comparative salary data and each Executive Officer's length of service in current position, Mr. Goode makes base salary recommendations which are submitted for Committee and Board approval.

  Mr. Goode makes no recommendations concerning, nor does he play any role in determining, his base salary (or other compensation), which is set by the Board. As noted, the Committee customarily seeks to set the Chairman's base salary between the 50th and 75th percentiles of the base salaries paid to chairmen of other American corporations of comparable revenue size and competitively (within the mid-range of compensation practice) with those of the chairmen of the other holding companies of Class I railroads. Since Mr. Goode became Chairman of the Corporation in 1992, his base salary in 1994 was below the 50th percentile; the base salary of other Executive Officers in 1994 approximated the 50th percentile.

  For 1994, Mr. Goode's salary was increased by $50,000, or 9.3%. This 1994 increase, not tied to or reflecting application of any specific formula, reflects both the Corporation's total operating revenues and net income in 1993, despite an uncertain economy and reduced coal traffic, and the Board's confidence in Mr. Goode's leadership. The Committee recommended and the Board approved average increases of 2.8% for Messrs. Turbyfill, Shannon, Tobias, Watts and Wolf; these increases were based on Mr. Goode's recommendations and the Corporation's 1993 performance. Mr. Tobias was elected Executive Vice President-Operations at midyear (succeeding
  Mr. P. R. Rudder who retired), and the Board set his salary using the same criteria and considerations applicable to the other Executive Officers.

  MANAGEMENT INCENTIVE PLAN ("MIP"): The Corporation's MIP is designed and administered to ensure that a significant portion of each Executive Officer's total annual cash compensation is based on the Corporation's annual profitability. MIP awards to Executive Officers and other MIP participants are paid from an annual incentive fund equal to a percentage (from 0.75% to 1.5%) of the Corporation's adjusted pretax net income when the Corporation's annual return on average invested capital ("ROAIC") equals or exceeds 10%.

  Base salaries of the Corporation's Executive Officers have tended to be lower than at comparable organizations, and their incentive pay opportunities have tended to be higher. When the Corporation achieves MIP profitability goals, the Executive Officers' base salaries and MIP awards are competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Executive Officers will receive less (or no) incentive pay.

  Specifically, incentive pay opportunities for Mr. Goode are determined annually by the Committee by comparing Mr. Goode's incentive pay with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. Incentive pay opportunities for the other Executive Officers are determined annually by the Committee based on its review of the annual cash compensation of comparable positions at a large number of American companies of comparable revenue size, including but not limited to those identified in the Stock Performance Graph.

  Using those criteria, in November of 1993, the Committee set Mr. Goode's maximum 1994 incentive opportunity at 85% of 1994 salary, the Vice Chairman's at 80% of 1994 salary, and the other Executive Officers' at 75% of 1994 salary. Actual payments, if any, are based on the total amount in the annual incentive fund. For 1994, 296 key employees, including the Executive Officers, earned MIP awards. In light of the Corporation's 1994 performance, the related MIP payments earned by Mr. Goode and the other Executive Officers were equal to the maximum amount of their respective incentive opportunities. The 1994 MIP award paid to Mr. Goode fell below the 50th percentile with respect to 1993 bonuses (the most current data available when decisions concerning his incentive opportunity were made) earned by chief executive officers in his peer group. The 1994 MIP awards paid to the other Executive Officers also fell below the 50th percentile with respect to 1993 bonuses earned by individuals in similar positions in their respective peer group.

  LONG-TERM INCENTIVE PLAN ("LTIP"): The Committee believes that a substantial component of the Executive Officers' total compensation should be based on and reflect the Corporation's longer-term earnings growth, its profitability and the total returns (stock price appreciation and dividends) to the Corporation's stockholders. This is achieved by making annual grants of stock options and performance share units and through share retention agreements entered into with the Executive Officers. These LTIP arrangements are intended to ensure that the longer-term financial interests of the Executive Officers are directly aligned with those of the Corporation's stockholders and to provide the Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership position in the Corporation.

  In determining current LTIP awards, the size of prior grants is analyzed within a current total compensation framework predicated on a review of both the long-term awards and the total compensation (base salary, bonus and long-term awards) of comparable positions at a number of U.S. companies. The mix of options and performance share units may vary from year to year to reflect an analysis of the relative value of each type of award. Since the inception of the Plan, this analysis has resulted in a general practice of granting options to performance share units in a ratio of 2 to 1.

  Specifically, the Committee compares Mr. Goode's total compensation to that of the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. The total compensation of the other Executive Officers is evaluated relative to survey data for comparable positions at American corporations of comparable revenue size, including but not limited to those identified in the Stock Performance Graph. Based on this review, the number of stock options and performance share units granted is fixed (assuming that all performance share units actually are earned--which has not happened to date) so as to place the total compensation of Mr. Goode and the other Executive Officers above the 75th percentile of total compensation for their respective peer groups. These award opportunities and the resultant total compensation will be attained only if future corporate performance warrants.

  At its January 1994 meeting, the Committee granted stock options to each of the six Executive Officers and to 300 other key employees at an exercise price equal to the market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year period has elapsed.

  The 1994 grants of performance share units provide the Executive Officers, and other recipients, with the opportunity to earn shares of the Corporation's Common Stock during the first quarter of 1997. The number of performance share units, and equivalent common shares, that are earned by recipients is based on the Corporation's three-year (i.e., 1994-1996) earnings per share growth, three-year average ROAIC and three-year average operating ratio evaluated relative to pre-established performance criteria set out in the schedules below. One third of the performance share units granted in 1994 are available to be earned based on each of the three performance criteria.

- ----------------------------------------------                           ---------------------------------------------------
             EARNINGS PER SHARE                                                               ROAIC
- ----------------------------------------------                           ---------------------------------------------------

                             PERCENTAGE OF                                                              PERCENTAGE OF
      THREE-YEAR              PERFORMANCE                                        THREE-YEAR              PERFORMANCE
     AVERAGE EPS              SHARE UNITS                                          AVERAGE               SHARE UNITS
        GROWTH                  EARNED                                              ROAIC                  EARNED
- ----------------------------------------------                           ---------------------------------------------------
         40%                     100%                                                20%                    100%
         35%                      90%                                                19%                     90%
         30%                      80%                                                18%                     80%
         25%                      60%                                                17%                     70%
         20%                      40%                                                16%                     60%
         15%                      20%                                                15%                     50%
      Below 15%                    0%                                                14%                     40%
                                                                                     13%                     20%
                                                                                  Below 13%                   0%
- ----------------------------------------------                           ---------------------------------------------------

- ------------------------------------------------------------------------------------------
                     3-YEAR AVERAGE OPERATING RATIO ("OPR")
- ------------------------------------------------------------------------------------------
           AVERAGE OF A AND B = PERCENTAGE OF PERFORMANCE SHARE UNITS
                         EARNED UNDER OPERATING RATIO CRITERIA
- ------------------------------------------------------------------------------------------
                       A                                              B
- ------------------------------------------------------------------------------------------
                             PERCENTAGE OF          3-YEAR AVERAGE           PERCENTAGE OF
                              PERFORMANCE            NS OPR BELOW             PERFORMANCE
      NS 3-YEAR               SHARE UNITS            INDUSTRY OPR             SHARE UNITS
     OPR AVERAGE                EARNED                  AVERAGE                 EARNED
- ------------------------------------------------------------------------------------------
         70%                     100%                    15.0+                   100%
         75%                      90%                    10.0                     80%
         80%                      80%                     7.5                     70%
         85%                      60%                     5.0                     60%
         90%                      40%                     2.5                     30%
     Greater than                  0%                     0.0                      0%
         90%
- ------------------------------------------------------------------------------------------

  All stock options and performance share units granted in 1994 to Executive Officers were subject to the following terms. During the period that the stock options remain outstanding (i.e., until such time as they are exercised by the Executive Officer), the Corporation pays cash dividend equivalents on such options to the Executive Officers. At the time performance share units are earned, the Corporation makes a cash payment so the Executive Officers can pay taxes due on the value of such performance shares. In exchange for these cash payments, the Executive Officers have entered into share retention agreements with the Corporation whereby they have agreed to have the Corporation hold performance shares for a period of five years following the date such performance shares are earned.

  In 1994, Mr. Goode was granted options on 40,000 shares of common stock and 20,000 performance share units. The other Executive Officers as a group were awarded options on 62,500 shares of common stock and 31,250 performance share units.

  In sum, the Committee believes that compensation of the Executive Officers is competitive with that of similar positions at comparable American corporations. More importantly, the Committee believes Executive Officer compensation has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Corporation's annual and longer-term earnings growth, its profitability and the total returns to the Corporation's stockholders.

  Regulations of the Securities and Exchange Commission require the Committee to report to stockholders on the Committee's policy concerning the Revenue Reconciliation Act of 1993 which amended Section 162 of the Internal Revenue Code to eliminate the deductibility of certain compensation over $1 million paid to executive officers. Because it appeared that this new legislation (in light of interpretive regulations and transition rules) would not affect the deductibility of amounts paid to Executive Officers under the Corporation's 1994 compensation arrangements, the Committee concluded it was not necessary to formulate a policy with respect to the new tax provision. However, the Committee has continued to monitor developments affecting the tax deductibility of compensation of Executive Officers, including the December 1994 amendments to the proposed regulations, and has made recommendations to the Board, that are more fully described under the caption "Stockholder Approval of Certain Incentive Plans," beginning on page 21, and in Appendix A and Appendix B, to permit the Corporation both to offer competitive compensation in a suitable package and to take related tax deductions.

                                          E. B. Leisenring, Jr., Chairman
                                          L. E. Coleman, Member
                                          T. M. Hahn, Jr., Member
                                          R. E. McNair, Member

  PERFORMANCE GRAPH*

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock, the cumulative total return of the S&P Composite-500 Stock Price Index and the S&P Railroad Stock Price Index for the five-year period commencing December 31, 1989, and ending December 31, 1994.


                              [GRAPH APPEARS HERE]
                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                         AMONG NORFOLK SOUTHERN CORP.,
                         S&P 500 INDEX AND RAILROADS

                             NORFOLK
Measurement Period           SOUTHERN          S&P
(Fiscal Year Covered)        CORP.             500 INDEX    RAILROADS
- ---------------------        ---------------   ---------    ----------
Measurement Pt-12/31/1989    $100.00           $100.00      $100.00
FYE 12/31/1990               $107.23           $ 96.90      $ 95.56
FYE 12/31/1991               $157.43           $126.42      $155.97
FYE 12/31/1992               $167.28           $136.05      $175.14
FYE 12/31/1993               $198.03           $149.76      $217.05
FYE 12/31/1994               $175.31           $151.74      $187.51



- --------
  *Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1989, and that all dividends were reinvested.

                STOCKHOLDER APPROVAL OF CERTAIN INCENTIVE PLANS

  Subject to stockholder approval at this meeting, the Board of Directors ("Board") at its regular meeting on January 24, 1995, unanimously:

  adopted the Norfolk Southern Corporation Long-Term Incentive Plan ("LTIP"), as amended ("Amended LTIP"), including (1) the 162(m) Amendments (hereinafter defined), (2) the reservation for issuance under the Amended LTIP of up to an additional 6,000,000 shares of the Corporation's authorized but unissued Common Stock and (3) certain other amendments in the interest of clarity and administrative flexibility; and

  adopted the Norfolk Southern Corporation Executive Management Incentive Plan ("EMIP"), to be effective for fiscal years of the Corporation beginning after December 31, 1995.

  The Board unanimously recommends stockholder approval of both the Amended LTIP and the EMIP. Under Virginia law, such approval requires the affirmative vote, at a meeting at which a quorum is present, of a majority of the votes cast by the shares entitled to vote. Votes that are withheld or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy, are not "cast" for this purpose.

  THE FULL TEXTS OF BOTH THE AMENDED LTIP AND THE EMIP ARE ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A AND APPENDIX B, RESPECTIVELY. THE SUMMARIES OF THE MATERIAL FEATURES OF THE AMENDED LTIP AND THE EMIP AS SET FORTH BELOW UNDER THE APPROPRIATE CAPTIONS NECESSARILY ARE INCOMPLETE AND SELECTIVE; ACCORDINGLY, EACH SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY AND IN ALL RESPECTS BY THE DETAILED INFORMATION IN THE RELATED APPENDIX. CAPITALIZED TERMS, IF ANY, USED IN EACH SUCH SUMMARY HAVE THE MEANINGS ATTRIBUTED TO THEM IN THE RELATED PLAN.

Purpose of the Amended LTIP and the EMIP

  For a number of years, officers and certain other key employees of the Corporation and certain of its subsidiary companies have been eligible to participate (1) in an existing cash incentive plan offering annual incentives on terms and conditions approved by the Board (Management Incentive Plan) and
(2) in the LTIP offering longer-term incentives on terms and conditions last approved by the stockholders at their Annual Meeting in 1989. Information about both the Management Incentive Plan and the LTIP is provided in the Report of the Compensation and Nominating Committee ("Committee"), beginning on page 15 of this Proxy Statement.

  The Amended LTIP and the EMIP are designed principally to accommodate certain provisions in the Revenue Reconciliation Act of 1993, which added Section 162(m) to the Internal Revenue Code of 1986, as amended. Section 162(m) may limit in any given year the Corporation's right to deduct all or a portion of the incentive compensation paid to the individuals named that year in the Summary Compensation Table.

  However, "performance based" compensation, as defined in Section 162(m) and related regulations, is not subject to the limitation on deductibility. Stockholder approval of the Amended LTIP and the EMIP is intended to assure that each plan provides participants with "performance based" compensation, fully deductible under current tax rules and regulations.

A. THE NORFOLK SOUTHERN CORPORATION LONG-TERM INCENTIVE PLAN, AS AMENDED ("AMENDED LTIP")

  On January 24, 1995, the Board of Directors adopted the Amended LTIP, subject to stockholder approval at this meeting:

  (1) to qualify awards and payments under that plan as "performance based" and thus not subject to the previously described limitation on tax deductibility ("162(m) Amendments");

  (2) to reserve for issuance under the Amended LTIP up to an additional 6,000,000 shares of the Corporation's authorized but unissued Common Stock; and

  (3) to make specific the authority of the Committee concerning certain administrative matters.

(1) "162(m) Amendments"

  (a) Cap on Awards to Any One Individual

  For awards under the LTIP to qualify as "performance based" compensation, the Internal Revenue Service requires that the plan specify the maximum number of shares that may be awarded to any one participant when grants are made.

  The Amended LTIP establishes that limit (not a goal or target) at 250,000 shares (whether under any one or any combination of grant features permitted under the Amended LTIP). The Committee has no present intention to award one participant a grant of that size.

  (b) Performance Criteria Applicable to Performance Share Units ("PSUs")

  For awards under the PSU feature of the LTIP to qualify as "performance based" compensation, the Internal Revenue Service requires that the plan specify the performance criterion or criteria the Committee will use to determine each participant's right to earn out shares and to receive payments. No change is required or anticipated in the practice of using a three-year performance period over which to assess performance against each criterion.

  The Amended LTIP establishes three equally weighted performance criteria, pursuant to which earnouts and payments under the PSU feature of the Amended LTIP will be determined: (1) Return on Average Invested Capital ("ROAIC"); (2) the NS Operating Ratio; and (3) total Return to NS Stockholders as compared with the total return on all stocks comprising the S&P 500 Composite Stock Price Index. The Committee has had (see, for example, the PSU table that appears on page 18, as part of the "Compensation and Nominating Committee Report Concerning the 1994 Compensation of Certain Executive Officers") and will retain authority under the Amended LTIP to determine the percentage of each PSU grant that will be earned at specific predetermined levels of achievement within each performance criterion.

(2) Authority to Issue under the Amended LTIP an Additional 6,000,000 Shares of the Corporation's Common Stock

  Under the LTIP, last approved by stockholders at their May 11, 1989, Annual Meeting, a total of 2,060,796 shares of the Corporation's authorized but unissued Common Stock remained available for future grants as of February 28, 1995. If shares that are subject to grants made at the January 1995 meeting of the Committee (such grants, made to 313 individuals, are expressly contingent upon stockholder approval of the Amended LTIP) are taken into account, the number of shares that remain available as of February 28, 1995, for future grants would be 1,090,046.

  Unless the number of shares available for grant under the LTIP is increased, further grants under that plan probably cannot be made after the 1997 grant year. It is believed that continuing to offer long-term incentives under the Amended LTIP enhances the ability of the Corporation to offer its officers and other key employees a compensation package that is appropriately balanced, both between base salary and incentive opportunity and between annual and long-term incentives.

  Under the Amended LTIP, up to an additional 6,000,000 shares of the Corporation's authorized but unissued Common Stock may be issued under one or more features of the Amended LTIP.

(3) Other Amendments to the LTIP to Provide Administrative Flexibility

  (a) Dividend Equivalents

  LTIP currently permits, but does not require, the Committee to pay a Participant amounts equal to and commensurate with dividends declared on the Corporation's Common Stock (Dividend Equivalents) on the number of shares of stock (including shares represented by PSUs) underlying LTIP grants.

  The Amended LTIP makes clear that the Committee in its sole discretion (a) may provide for payment of Dividend Equivalents on fewer than all the shares of stock represented by rights awarded under one or more features of the LTIP to any Participant and (b) may provide that Dividend Equivalents will be paid for a period that is or may be less than the period during which one or more such rights may be exercised or earned by any Participant.

  (b) Share Retention Agreements and Tax Absorption Payments

  The LTIP currently permits, but does not require, the Committee to cause one or more Participants to enter into Share Retention Agreements pursuant to which certain shares may be retained by the Corporation for a period of up to five years. In general, during the retention period, the Participant enjoys all the benefits of ownership, save the right to sell, alienate, pledge or otherwise encumber the shares. If the Committee requires such agreements of any Participant, the LTIP now requires that the Corporation make a related Tax Absorption Payment in an amount equal to the state and Federal taxes imposed on the Participant as a result of becoming entitled to the shares to which the agreement applies.

  The Amended LTIP delinks Share Retention Agreements and Tax Absorption Payments; such agreements may be imposed without incurring a related obligation to make a Tax Absorption Payment, and the reverse.

  (c) Satisfaction of PSUs

  The PSU feature of the LTIP, as currently administered and as proposed to be amended to comply with Section 162(m) (see discussion under the caption, "The 162(m) Amendments"), permits Participants to earn varying amounts, based on the extent to which certain predetermined performance criteria are achieved during a three-year performance cycle (the Committee retains authority to determine in advance what earnouts will occur at certain levels of achievement with respect to each such stockholder-approved criterion).

  The Amended LTIP makes clear that the Board has authority to determine, at the beginning of a performance cycle, the extent to which such PSUs that are earned out will be satisfied in shares of the Corporation's Common Stock (amounts not satisfied in stock will be satisfied in cash, based on the Fair Market Value of the stock on the date the earnouts are determined). Both the mode of payment and the date for determining earnouts are subject to the sole discretion of members of the Committee, no member of which is eligible to be awarded PSUs or to receive any payment related thereto.

Overview of the Amended LTIP and Summary of Certain Features

  Established on June 28, 1983, and approved by the stockholders at their Annual Meeting on May 10, 1984, the LTIP was adopted to promote the success of the Corporation by providing an opportunity for officers and other key employees to acquire a proprietary interest in the Corporation. Originally, 6,750,000 shares of authorized but unissued Common Stock (2,250,000 shares prior to the March 6, 1987, 3-for-1 Common Stock split) were reserved for issuance under the plan; an amended plan, which included the reservation for issuance of an additional 4,925,000 shares of authorized but unissued Common Stock, was adopted by the Board to be effective January 24, 1989, and was approved by the stockholders on May 11, 1989.

Summary of the Important Features of the Amended LTIP:

ADMINISTRATION

  The Amended LTIP is administered by the Committee, each member of which must be "disinterested" within the meaning of Section 16 of the Securities Exchange Act of 1934 and related regulations, and thus is ineligible to receive Awards under the Amended LTIP. The Committee has the sole discretion, subject to certain limitations, to interpret the Amended LTIP; to select Participants in the Amended LTIP; to determine the type, size, terms and conditions of Awards under the Amended LTIP; to authorize the grant of such Awards; and to adopt, amend and rescind rules relating to the Amended LTIP. All determinations of the Committee are conclusive.

ELIGIBILITY

  Only officers and other key employees of the Corporation or its subsidiaries are eligible for selection by the Committee to participate in the Amended LTIP. A director of the Corporation who is not also a full-time salaried officer is ineligible to participate.

SHARES AVAILABLE

  Subject to the provisions of the Amended LTIP regarding Capital Adjustments, no more than the number of shares available for future grant on February 28, 1995, plus the additional 6,000,000 shares of the Corporation's authorized but unissued Common Stock to be approved at this Annual Meeting, may be issued pursuant to the Amended LTIP. Cash payments of Stock Appreciation Rights, if any, no longer will be applied against the maximum number of shares issuable under the Amended LTIP. Any shares of Common Stock subject to an Option, Stock Appreciation Right or Performance Share Unit which are not issued prior to the expiration of such Award will again be available for award under the Amended LTIP.

INCENTIVE STOCK OPTIONS

  The Committee may authorize the grant of Incentive Stock Options, as defined under Section 422 of the Internal Revenue Code of 1986, as amended, which are subject to the following terms and conditions: (1) the option price per share will be determined by the Committee but will not, in any event, be less than 100% of the Fair Market Value of the Common Stock on the date the Option is granted; (2) the terms of the Option will be fixed by the Committee but will not, in any event, exceed ten years from the date the Option is granted; (3) Options will not be transferable other than by will or the laws of descent and distribution; (4) Options will not be exercisable before one year after the date of grant, or such longer period as the Committee may determine; (5) the purchase price of Common Stock upon exercise of an Option will be paid in full to the Corporation at the time of the exercise of the Option in cash, or at the discretion of the Committee, by surrender to the Corporation of shares of previously acquired Common Stock which have been held by the Optionee for at least one year next preceding the date of exercise and which will be valued at Fair Market Value on the date of the Option exercise; (6) an Option will expire upon the earliest of (i) the expiration of the term for which it was granted,
(ii) 36 months after termination of an Optionee's employment due to Retirement, Disability or death, (iii) the last day of active service of an Optionee whose employment is terminated for any reason other than Retirement, Disability or death or (iv) with the Optionee's consent, the grant of a new Award to replace the Option; (7) the aggregate Fair Market Value (determined on the date of grant) of the stock with respect to which Incentive Stock Options (granted on or before January 1, 1987) are exercisable for the first time by the Optionee during any calendar year shall not exceed $100,000; and (8) Incentive Stock Options granted prior to January 1, 1987, will not be exercisable by an Optionee while there is outstanding any Incentive Stock Option previously granted to such Optionee by the Corporation.

NON-QUALIFIED STOCK OPTIONS

  The Committee may authorize the grant of Non-qualified Stock Options subject to the same terms, conditions and restrictions previously set forth in numbered clauses (1) and (3) through (6) regarding Incentive Stock Options.

STOCK APPRECIATION RIGHTS

  The Committee may grant a Stock Appreciation Right in tandem with an Option, or portion thereof, which can be exercised at such times, to such extent, and by such persons, as the Option to which it relates. Each such Right will entitle the Optionee to surrender to the Corporation, unexercised, the related Option, or any portion thereof, and to receive in exchange therefor Exercise Gain Shares equal to the number of shares of Common Stock that have an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of one share of Common Stock exceeds the option price per share of the related Option, multiplied by the number of shares of the related Option, or portion thereof, being surrendered. At the discretion of the Committee, all or part of the payment in respect of a Stock Appreciation Right may be in cash in lieu of Common Stock. If such cash payment is available, a Stock Appreciation Right may be exercised one year from its date of grant on a date which is at least three but no more than twelve business days after release of the Corporation's most recent quarterly or annual financial statements. A Stock Appreciation Right granted in tandem with an Incentive Stock Option cannot, in any event, be exercised on any date on which the Fair Market Value of a share of Common Stock is less than or equal to the option price per share under the related Incentive Stock Option.

RESTRICTED SHARES

  The Committee may authorize the grant of Restricted Shares to a Participant. Such shares will be restricted for a period of not less than 24 nor more than 60 months as determined by the Committee. During the Restriction Period, a Participant will be entitled to beneficial ownership of the Restricted Shares, including the right to receive dividends and the right to vote the shares, but will not be entitled to certificates representing the Restricted Shares or to sell, transfer, assign, pledge or otherwise dispose of the shares. The Restricted Shares will be forfeited immediately if the Participant leaves the continuous employment of the Corporation before the end of the Restriction Period, unless such Participant's employment is terminated by reason of Retirement, Disability or death. In such a case, the number of Restricted Shares distributed to a Participant or his beneficiary will be reduced by the proportion of the Restriction Period remaining after the Participant's termination of employment. The Committee, in its sole discretion, may waive any or all restrictions with respect to Restricted Shares awarded under the Amended LTIP.

PERFORMANCE SHARES

  The Committee may authorize the grant of Performance Share Units which entitle the Participant to receive shares of Common Stock (Performance Shares) or cash or any combination of Performance Shares and cash, as may be determined from time to time in the sole discretion of the Committee, upon achievement of certain Committee-established standards directly related to the performance criteria (ROAIC, Operating Ratio, and Total Return to Stockholders) noted at the outset of this discussion of the Amended LTIP and presented for stockholder approval at this meeting. When the Committee determines that such goals have been met, it will authorize the issuance of Common Stock to the Participant subject to the provisions of any required Share Retention Agreement. If a Participant's employment with the Corporation or a Subsidiary Company is terminated before the end of the period of time designated by the Committee over which Performance Shares may be earned (Performance Cycle) for any reason other than Retirement, Disability or death, the Participant shall forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle. The Committee, in its sole discretion, may establish guidelines providing that, if a Participant's employment is terminated before the end of a Performance Cycle by reason of Disability or death, the Participant will be entitled to a prorated payment with respect to any Performance Shares that were being earned during the Performance Cycle. This prorated payment may be paid in cash or Common Stock at the discretion of the Committee. If the Participant's employment is terminated before the end of a Performance Cycle by reason of Retirement, the Participant's rights with respect to any Performance Shares being earned during the Performance Cycle shall continue as if the Participant's employment had continued through the end of the Performance Cycle.

SHARE RETENTION AGREEMENTS

  The Committee may require as a condition of an Award of an Option, Stock Appreciation Right or Performance Share Unit that the Participant and the Corporation enter into a Share Retention Agreement to provide that the certificate or certificates representing any Exercise Gain Shares or Performance Shares, when issued, will be held by the Corporation and such shares cannot be sold, transferred, assigned, pledged, conveyed or otherwise disposed of for not less than 24 nor more than 60 months. If a Participant leaves the continuous employment of the Corporation before the end of the retention period for any reason other than Retirement, Disability or death, the Exercise Gain Shares or Performance Shares will continue to be held pursuant to the Share Retention Agreement until the expiration of the applicable retention period. If a Participant's employment is terminated by reason of Retirement or Disability, any shares subject to a Share Retention Agreement are released upon the earliest of (i) expiration of the applicable retention period, (ii) expiration of 2 years from the date of such termination or (iii) the Participant's attainment of age 65. A Share Retention Agreement expires immediately at the time of death. Also, any retention period specified by a Share Retention Agreement ceases upon a Change in Control. Generally, a Change in Control occurs if: (a) any person becomes the beneficial owner of 20% or more of the Corporation's Common Stock, (b) the stockholders approve any consolidation or merger where the Corporation is not the surviving corporation or approve any sale or lease of substantially all the Corporation's assets, or
(c) within any period of two consecutive years a majority of the directors of the Corporation changes and the new directors were not elected or nominated by at least two thirds of the directors then in office who were directors at the beginning of such period. If the expiration of a Share Retention Agreement occasioned by a Change in Control, as defined in the Amended LTIP, results in the imposition of an excise tax on a Participant, the Corporation will pay the tax. The Committee in its sole discretion may waive any or all retention periods or other restrictions in a Share Retention Agreement.

DIVIDEND EQUIVALENT PAYMENTS

  The Committee may authorize, for any period that is equal to or less than the duration of the related grant of options or Performance Share Units, the payment in cash or in stock of dividend equivalents on one or more shares of Common Stock covered by Options or Performance Share Units granted after January 1, 1989, in an amount equal to, and commensurate with, dividends paid on the Common Stock.

TAX ABSORPTION PAYMENTS

  The Committee, in its sole discretion, may authorize a cash payment either directly to the Participant or on the Participant's behalf, in an amount the Committee estimates to be equal (after taking into account any Federal and state income taxes that may be applicable to such cash payment) to any additional Federal and state income taxes that are imposed upon the Participant as a result of the issuance of any Exercise Gain Shares or Performance Shares. Under current Federal regulations, if a Tax Absorption Payment is made with respect to Options or Stock Appreciation Rights, such Options and Stock Appreciation Rights may be exercised by an officer only on a date which is at least three but no more than twelve business days after release of the Corporation's most recent quarterly or annual financial statements.

AMENDMENT OR TERMINATION

  The Board of Directors may at any time further amend the Amended LTIP provided that no change in any Awards previously granted to a Participant can be made which would impair the rights of a Participant without that Participant's consent and provided further that no alteration or amendment may be made without stockholder approval if such approval is necessary to comply with the requirements of any rule(s) promulgated under Section 16 of the Securities Exchange Act of 1934 or such other Federal or state laws or regulations as may be applicable.

TAX STATUS

  Under current Federal income tax laws, the principal Federal tax consequences to Participants and the Corporation of the grant and exercise of Incentive Stock Options, Non-qualified Stock Options and Stock Appreciation Rights, of the grant of Performance Share Units and Performance Shares, and of the grant of Restricted Shares and the lapse of restrictions thereon, pursuant to the provisions of the Amended LTIP, are summarized below:

  Incentive Stock Options. No income results to an Optionee upon the grant or exercise of an Incentive Stock Option, provided that (1) there is no disqualifying disposition of option stock within one year after the transfer of such option stock to the Optionee; and (2) the Optionee is an employee of the Corporation or a Subsidiary Company at all times during the period commencing on the date of grant and ending on the date three months (or twelve months in the case of an Optionee who is totally and permanently disabled) prior to the date of exercise. In the event of a disposition of option stock following the expiration of one year after the transfer of such stock to the Optionee, any gain or loss, equal to the difference between the amount realized upon such disposition and the option price, generally will be taxable as long-term capital gain or loss. In the event of a disqualifying disposition of option stock prior to the expiration of the one year holding period, the Optionee will recognize ordinary income equal to the excess of the Fair Market Value of the option stock at the time of exercise (or the amount realized upon such disposition, if less) over the option price. If the amount realized upon the disqualifying disposition exceeds the Fair Market Value of the option stock at the time of exercise, the excess will be taxable as short-term capital gain. If the amount realized upon the disqualifying disposition is less than the option price, the Optionee will not recognize the ordinary income and will recognize a short-term capital loss equal to the excess of the option price over the amount realized.

  No deduction is allowable to the Corporation or any Subsidiary Company upon the grant or exercise of an Incentive Stock Option. In the event that an Optionee recognizes ordinary income as a result of a disqualifying disposition of the option stock, the Corporation or a Subsidiary Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the Optionee.

  Non-qualified Stock Options. No income is recognized upon the grant of a Non-qualified Stock Option to an Optionee. The Optionee recognizes ordinary income upon exercise of the Non-qualified Stock Option equal to the excess of the Fair Market Value of the option stock on the date of exercise over the option price. If the Optionee is subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934 regarding short-swing purchases and sales, the Optionee may not be required to recognize income upon the exercise of the Non-qualified Stock Option, but generally may recognize ordinary income six months thereafter in an amount equal to the excess of the Fair Market Value of the option stock at that time over the option price.

  Stock Appreciation Rights. A Participant realizes ordinary income upon exercise of a Stock Appreciation Right in an amount equal to cash received and the Fair Market Value of Common Stock received. If the Participant is subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934 regarding short-swing purchases and sales, the Participant may not be required to recognize income upon receipt of Common Stock following the exercise of a Stock Appreciation Right, but generally may recognize ordinary income six months thereafter in an amount equal to the Fair Market Value of the Common Stock at that time.

  Restricted Shares. A Participant generally will not recognize taxable income upon the grant of Restricted Shares, and the recognition of any income will be postponed until the time that the restrictions on the shares lapse, at which time the Participant will recognize ordinary income equal to the Fair Market Value of the Restricted Shares at the time that such restrictions lapse. A Participant may elect to be taxed at the time of the grant of Restricted Shares and, if this election is made, the

  Participant will recognize ordinary income equal to the Fair Market Value of the Restricted Shares at the time of grant determined without regard to any of the restrictions thereon.

  Performance Share Units. No income is recognized upon the grant of Performance Share Units.

  Performance Shares. When Performance Shares are issued, a Participant will realize ordinary income equal to the Fair Market Value of the Performance Shares, even if such Performance Shares are subject to a Share Retention Agreement. If a Participant is subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934 regarding short-swing purchases and sales, the Participant may not be required to recognize income upon receipt of Performance Shares, but generally may recognize ordinary income six months thereafter in an amount equal to the Fair Market Value of the Performance Shares at that time.

  Dividend Equivalents. A Participant realizes ordinary income upon the receipt of dividend equivalents in an amount equal to any cash received and the Fair Market Value of any Common Stock received. If the Participant is subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934 regarding short-swing purchases and sales, the Participant may not be required to recognize income upon receipt of Common Stock received as a dividend equivalent, but generally may recognize ordinary income six months thereafter in an amount equal to the Fair Market Value of the Common Stock at that time.

  Tax Absorption Payments. A Participant realizes ordinary income when a Tax Absorption Payment is made to the Participant or on the Participant's behalf.

  The Corporation or a Subsidiary Company generally will be entitled to a deduction equal to the ordinary income recognized by the Participant in the same taxable year in which the Participant recognizes ordinary income with respect to Non-qualified Stock Options, Stock Appreciation Rights, Restricted Shares, Performance Shares, Tax Absorption Payments and dividend equivalent payments.

AWARDS

  The following table sets forth for each individual named in the Summary Compensation Table, for all other executive officers as a group and for all other Participants as a group, the number of Non-qualified Stock Options awarded, the exercise price (equal to the Fair Market Value on the date of grant--January 30, 1995) and the number of PSUs awarded. The Committee awarded no Incentive Stock Options, tandem SARs or Restricted Shares. Each of the grants referenced in the following table was made, subject to stockholder approval at this meeting. The closing price of a share of the Corporation's Common Stock on the New York Stock Exchange on February 28, 1995, was $66.125.

                       TABLE OF OPTIONS AND PSUS GRANTED
                            AS OF JANUARY 30, 1995,
                           TO BE EFFECTIVE FOLLOWING
                    STOCKHOLDER APPROVAL OF THE AMENDED LTIP

                                                        OPTIONS (#)
                                                      [AT AN EXERCISE
NAME AND POSITION                                     PRICE OF $62.50] PSUS (#)
- -----------------                                     ---------------- --------
D. R. Goode, CEO.....................................      50,000       32,000
J. R. Turbyfill, Vice Chairman.......................      20,000       16,000
J. S. Shannon, EVP-Law...............................      12,500       10,000
S. C. Tobias, EVP-Operations.........................      12,500       10,000
D. H. Watts, EVP-Marketing...........................      12,500       10,000
H. C. Wolf, EVP-Finance..............................      12,500       10,000
All other executive officers.........................     117,500       94,000
  (22 individuals)
All other Participants...............................     480,750       70,500

  (285 such individuals were granted options;
   47 such individuals were granted PSUs)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE NORFOLK SOUTHERN CORPORATION LONG-TERM INCENTIVE PLAN, AS AMENDED.

APPROVAL OF THIS PLAN REQUIRES, UNDER VIRGINIA LAW, THE AFFIRMATIVE VOTE, AT A MEETING AT WHICH A QUORUM IS PRESENT, OF A MAJORITY OF VOTES CAST BY THE SHARES ENTITLED TO VOTE. VOTES THAT ARE WITHHELD OR SHARES THAT ARE NOT VOTED, SUCH AS THOSE HELD BY A BROKER OR OTHER NOMINEE WHO DOES NOT VOTE IN PERSON OR RETURN A PROXY, ARE NOT "CAST" FOR THIS PURPOSE.

B. NORFOLK SOUTHERN CORPORATION EXECUTIVE MANAGEMENT INCENTIVE PLAN ("EMIP")

  The EMIP is to be effective for fiscal years of the Corporation beginning after December 31, 1995; consequently, only those incentive awards, if any, made to participants because of results achieved in fiscal 1996 (January 1 through December 31, 1996) and in subsequent fiscal years will be made pursuant to the EMIP.

  The existing Management Incentive Plan affords officers and certain other key employees the opportunity to earn an annual cash bonus. If the EMIP is approved, effective January 1, 1996, Board-appointed officers with the rank of vice president and above (now, 27 individuals) no longer would be eligible to participate in the Management Incentive Plan; rather, the EMIP will provide them bonus award opportunities, equivalent to those now available to them under that plan, that should be fully tax-deductible to the Corporation.

  As under the Management Incentive Plan, the amount of any EMIP award for an incentive year to a given participant would equal a particular percentage (not to exceed a maximum determined by the Board of Directors) of the participant's total incentive-year salary and is paid, if at all, from a bonus fund (in which other key, non-officer personnel participating in the existing plan also may share), the total amount of which is equal to a percentage (from 0.75% to 1.5%) of the Corporation's pre-tax net income for an incentive year when the return on average invested capital for that year equals or exceeds 10%. In addition, the EMIP provides specifically that no participant may receive an award that exceeds 50% of the bonus fund.

  In accordance with the prior election of each participant in the EMIP, awards either will be paid 100% in cash or will be credited in increments of 25% to the Corporation's Officers' Deferred Compensation Plan, with the remainder, if any, paid in cash to the participant on or before March 1 of the year following an incentive year.

Tax Status

  Under current Federal income tax laws and regulations (the EMIP first will be effective for tax years beginning after December 31, 1995), the principal tax consequences to participants and to the Corporation of the award of incentive pay under the EMIP would be as follows:

  Participants will recognize ordinary income to the extent of the portion, if any, of the incentive award paid in cash or deemed to be paid in cash. The portion, if any, of the award deferred at the election of the participant will not be regarded as ordinary income at the time of such deferral; however, later payments of such deferred amounts, with interest credited thereon in accordance with the terms of the plan under which the deferrals occur, should result in the participant's recognition of ordinary income in the tax year(s) in which such payments are received or deemed to be received.

  Because the EMIP is designed to meet the requirements of Section 162(m) for "performance based" compensation, amounts actually paid to participants pursuant to the EMIP should be deductible by the Corporation. As to amounts deferred at the election of the participant, later payments to participants (who at the time of payment will not be employees of the Corporation) of such deferred amounts, with interest credited thereon in accordance with the terms of the plan under which the deferrals occur, should be deductible by the Corporation in the tax year(s) in which such payments are paid or deemed to have been paid.

Benefits under the New Plan

  Since the Board will not set the named and other officers' 1996 base salaries and their related incentive opportunities (which are a percentage, determined in the discretion of the Committee, of each officer's base salary) until November 1995, it is not possible at this time to state with precision the dollar value either of the related incentive opportunity or of the actual amount of incentive pay that will be available (a determination that in any event cannot be made until the close of the year in which the right to receive such pay, if any, will have been earned).

  However, the Summary Compensation Table included in this Proxy Statement indicates the amounts paid to named executive officers based on 1994 results--a year in which the full amount of each such officer's incentive opportunity was earned--and the table below sets forth the maximum amount each such officer and all other persons currently eligible to participate in the EMIP could earn, assuming full funding of the bonus pool, (i.e., satisfaction during 1995 of the financial standards established by the Board under the existing plan). Such amounts reflect the maximum 1995 incentive opportunities approved by the Board for each named and other officer: Mr. Goode, 90%; Mr. Turbyfill, 80%; each Executive Vice President and each of the other eligible Board-appointed officers, 75%.

  The Board has under the existing plan--and under the EMIP retains--full discretion to alter these percentages in future years in accordance with the directors' assessment of the best interests of stockholders, considering without limitation the other components of each participant's compensation package, competitive exigencies and other circumstances at the time known to the Board.

                            NEW PLAN BENEFITS* TABLE
                          NORFOLK SOUTHERN CORPORATION
                      EXECUTIVE MANAGEMENT INCENTIVE PLAN
             [INDICATES MAXIMUM BENEFITS (COMPENSATION) THAT COULD
                BE EARNED IN 1995 UNDER THE EXISTING PLAN, WHICH
            THE EMIP, EFFECTIVE FOR YEARS BEGINNING AFTER 12/31/95,
                            ESSENTIALLY REPLICATES]

NAME AND POSITION                                                DOLLAR AMOUNT**
- -----------------                                                ---------------
D. R. Goode, CEO................................................   $  616,500
J. R. Turbyfill, Vice Chairman..................................   $  348,000
J. S. Shannon, EVP-Law..........................................   $  281,250
S. C. Tobias, EVP-Operations....................................   $  228,750
D. H. Watts, EVP-Marketing......................................   $  281,250
H. C. Wolf, EVP-Finance.........................................   $  228,750
All other participants as a group...............................   $2,868,750

- ----------

  * The benefits (compensation) that will be available under the EMIP are not new; rather, the benefits that the Board heretofore has had authority to offer, and has offered, participants under the existing Management Incentive Plan are proposed to be made available under a new plan intended, under current Federal income tax rules and regulations, to qualify such compensation as "performance based."

  ** Dollar amounts are illustrative only and are based on participants' 1995 base salaries and their related maximum cash incentive opportunities, all of which were determined by the Board at its November 1994 meeting. Of course, there can be no assurance what amount of bonus award, if any, actually will be made. No decisions have been made concerning any participant's 1996 base salary or related incentive opportunity.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE NORFOLK SOUTHERN CORPORATION EXECUTIVE MANAGEMENT INCENTIVE PLAN.

APPROVAL OF THIS PLAN REQUIRES, UNDER VIRGINIA LAW, THE AFFIRMATIVE VOTE, AT A MEETING AT WHICH A QUORUM IS PRESENT, OF A MAJORITY OF VOTES CAST BY THE SHARES ENTITLED TO VOTE. VOTES THAT ARE WITHHELD OR SHARES THAT ARE NOT VOTED, SUCH AS THOSE HELD BY A BROKER OR OTHER NOMINEE WHO DOES NOT VOTE IN PERSON OR RETURN A PROXY, ARE NOT "CAST" FOR THIS PURPOSE.

                  RATIFICATION OF APPOINTMENT OF INDEPENDENT
                              PUBLIC ACCOUNTANTS

  The Board of Directors, upon the recommendation of its Audit Committee, has appointed the firm of KPMG Peat Marwick LLP, independent public accountants, to audit the books, records and accounts of the Corporation for the year 1995. This firm has acted as auditors for the Corporation or its subsidiary, Norfolk and Western Railway Company, since 1969, and the Board of Directors recommends that its appointment be ratified by the stockholders.

  Under Virginia law and under the Corporation's Articles of Incorporation and Bylaws, actions such as the ratification of the appointment of auditors are approved, so long as a quorum exists, if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy, are not "cast" for this purpose.

  With respect to 1994, KPMG Peat Marwick LLP performed audit services which consisted of the annual audit of the consolidated financial statements of the Corporation and its subsidiaries, including annual reports of the Corporation to the stockholders and the Securities and Exchange Commission, audits of the financial statements of various subsidiaries, audits of the financial statements of various employee benefit plans, limited reviews of quarterly financial statements and review of internal controls not directly related to the audit of the financial statements.

  All services rendered by KPMG Peat Marwick LLP to the Corporation in 1994 were approved in advance or ratified by the Audit Committee of the Board of Directors, and this Committee determined that none jeopardized the auditing firm's independence. (See the "Certain Relationships and Related Transactions" caption on page 9.) KPMG Peat Marwick LLP has represented to the Audit Committee that its fees are customary and that no agreement exists to limit current or future years' audit fees.

  Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they so desire and available to respond to appropriate questions.


                             STOCKHOLDER PROPOSALS

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for a stockholder proposal for the 1996 Annual Meeting of Stockholders to be eligible for inclusion in the Corporation's proxy statement and form of proxy, it must be received by the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-2191, no later than December 4, 1995.


                                 OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than as set forth above. However, if any other matters come before the meeting, the proxies received pursuant to this solicitation will be voted thereon in accordance with the judgment of the person or persons acting under the proxies.

                                     By order of the Board of Directors,
                                             DONALD E. MIDDLETON,
                                             Corporate Secretary.

                                                                      APPENDIX A

                         NORFOLK SOUTHERN CORPORATION
                         LONG-TERM INCENTIVE PLAN AS
                      AMENDED EFFECTIVE JANUARY 24, 1995

SECTION 1. PURPOSE

  The purpose of the Long-Term Incentive Plan, as amended (the "Plan"), is to promote the success of Norfolk Southern Corporation (the "Corporation") and to provide an opportunity for officers and other key employees of the Corporation and its Subsidiary Companies (as hereinafter defined) to acquire or increase a proprietary interest in the Corporation and thereby to provide an additional incentive to officers and other key employees to devote their maximum efforts and skills to the advancement, betterment, and prosperity of the Corporation and its shareholders. The Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, performance share units, performance shares, and shares of the Corporation's common stock (restricted pursuant to the provisions of Section 9 of the Plan), in accordance with the terms and conditions set forth below.

SECTION 2. DEFINITIONS

  The terms used herein shall have the following meanings unless otherwise specified or unless a different meaning is clearly required by the context:

 Award                         Any one or more of the following: Incentive
                                Stock Option; Non-qualified Stock Option; Stock
                                Appreciation Right; Restricted Shares;
                                Performance Share Units; and Performance
                                Shares.
 Beneficiary                   The person or persons designated in writing by
                                the Participant as his Beneficiary in respect
                                of Awards or, in the absence of such a
                                designation or if the designated person or
                                persons predecease the Participant, the person
                                or persons who shall acquire the Participant's
                                rights in respect of Awards by bequest or
                                inheritance in accordance with the applicable
                                laws of descent and distribution. In order to
                                be effective, a Participant's designation of a
                                Beneficiary must be on file with the
                                Corporation before the Participant's death. Any
                                such designation may be revoked and a new
                                designation substituted therefor by the
                                Participant at any time before his death
                                without the consent of the previously
                                designated Beneficiary.
 Board of Directors            The Board of Directors of the Corporation.
 Code                          The Internal Revenue Code of 1986, as amended
                                from time to time.
 Committee                     The Compensation and Nominating Committee of the
                                Board of Directors.
 Common Stock                  The Common Stock of the Corporation.
 Disability                    A disability that enables the Participant to be
                                eligible for and receive a disability benefit
                                under the Long-Term Disability Plan of the
                                Corporation or a long-term disability plan of a
                                Subsidiary Company (whichever is applicable),
                                as amended from time to time.

 Exercise Gain Shares          With respect to a Stock Appreciation Right, all
                                of the shares of Common Stock received upon
                                exercise of the Stock Appreciation Right.
                               With respect to an Option, the portion of the
                                shares of Common Stock received upon exercise
                                of the Option equal to the excess of the Fair
                                Market Value, as of the exercise date, over the
                                Option price, multiplied by the number of
                                shares purchased under the Option on the
                                exercise date, divided by such Fair Market
                                Value, and rounded down to the nearest whole
                                number of shares.
 Fair Market Value             The value of Common Stock on a particular date
                                as measured by the mean of the high and low
                                prices at which it is traded on such date as
                                reported in the Composite Transactions for such
                                date by The Wall Street Journal, or, if Common
                                Stock was not traded on such date, on the next
                                preceding day on which Common Stock was traded.
 Incentive Stock Option        An Option that complies with the terms and
                                conditions set forth in Section 422(b) of the
                                Code and is designated by the Committee as an
                                Incentive Stock Option.
 Non-qualified Stock Option    An Option granted under the Plan other than an
                                Incentive Stock Option.
 Option                        Any option to purchase Common Stock granted
                                pursuant to the provisions of Section 6 or
                                Section 7 of the Plan.
 Optionee                      A Participant who is the holder of an Option.
 Participant                   Any officer or key employee of the Corporation
                                or a Subsidiary Company selected by the
                                Committee to participate in the Plan.
 Performance Cycle             The period of time, designated by the Committee,
                                over which Performance Shares may be earned.
 Performance Shares            Shares of Common Stock granted pursuant to
                                Section 10 of the Plan, which may be made
                                subject to the restrictions and other terms and
                                conditions prescribed in Section 11 of the
                                Plan.
 Performance Share Units       Contingent rights to receive Performance Shares
                                pursuant to Section 10 of the Plan.
 Restricted Shares             Shares of Common Stock granted pursuant to
                                Section 9 of the Plan and subject to the
                                restrictions and other terms and conditions set
                                forth therein.
 Restriction Period            A period of time not less than twenty-four (24)
                                nor more than sixty (60) months, to be
                                determined within those limits by the Committee
                                in its sole discretion, commencing on the date
                                as of which Restricted Shares are granted,
                                during which the restrictions imposed by
                                paragraph (b) of Section 9 of the Plan shall
                                apply. The Committee shall determine the length
                                of the Restriction Period at the time that the
                                Restricted Shares are granted.

 Retirement                    Retirement from the Corporation or a Subsidiary
                                Company pursuant to the provisions of the
                                Retirement Plan of the Corporation or a
                                retirement plan of a Subsidiary Company
                                (whichever is applicable), as amended from time
                                to time.
 Share Retention Agreement     An agreement entered into pursuant to Section 11
                                of the Plan.
 Stock Appreciation Right      The right, granted pursuant to the provisions of
                                Section 8 of the Plan, to receive a payment
                                equal to the excess of the Fair Market Value of
                                Common Stock over the Option price of such
                                Common Stock, as specified in Section 8 of the
                                Plan.
 Subsidiary Company            A corporation of which at least eighty percent
                                (80%) of the total combined voting power of all
                                classes of stock entitled to vote is owned,
                                directly or indirectly, by the Corporation.

SECTION 3. ADMINISTRATION

  The Plan shall be administered by the Committee, which, subject to the limitations set forth herein, shall have the full and complete authority and sole discretion from time to time to construe and interpret the Plan; to select the officers and other key employees who shall be granted Awards under the Plan; to determine the type, size, terms, and conditions of the Award or Awards to be granted to each such Participant; to authorize the grant of such Awards pursuant to the Plan; to give a Participant an election to surrender an Award in exchange for the grant of a new Award; to adopt, amend and rescind rules and regulations relating to the Plan; and to make all other determinations and take all other action it may deem necessary or advisable for the implementation and administration of the Plan. The Committee may authorize the grant of more than one type of Award, and Awards subject to differing terms and conditions, to any eligible employee. The Committee's decision to authorize the grant of an Award to an employee at any time shall not require the Committee to authorize the grant of an Award to that employee at any other time or to any other employee at any time; nor shall its determination with respect to the size, type, or terms and conditions of the Award to be granted to an employee at any time require it to authorize the grant of an Award of the same type or size or with the same terms and conditions to that employee at any other time or to any other employee at any time. The Committee shall not be precluded from authorizing the grant of an Award to any eligible employee solely because the employee previously may have been granted an Award of any kind under the Plan.

  All determinations of the Committee shall be by a majority of its members and shall be final, conclusive and binding. Each member of the Committee, while serving as such, shall be considered to be acting in his capacity as a director of the Corporation, and no member of the Committee shall be liable for any action taken or decision made in good faith with respect to the implementation or administration of the Plan.

SECTION 4. ELIGIBILITY

  To be eligible for selection by the Committee to participate in the Plan, an individual must be a full-time salaried officer or key employee of the Corporation, or of a Subsidiary Company, on the date on which the Committee authorizes the grant to such individual of an Award. A director of the Corporation shall not be eligible to participate in the Plan unless he is a full-time salaried officer of the Corporation or a Subsidiary Company.

SECTION 5. SHARES AVAILABLE

  Subject to the provisions of Section 13 of the Plan, no more than an aggregate of 17,675,000 shares of Common Stock may be issued pursuant to the Plan. Such shares shall be provided from shares of Common Stock authorized but not issued. Any shares of Common Stock which were subject to an Option, a Stock Appreciation Right, or a Performance Share Unit, and which were not issued prior to the expiration of the Award shall thereafter again be available for award under the Plan. Upon the forfeiture of any Restricted Shares, the forfeited shares of Common Stock shall thereafter be available for award under the Plan. Notwithstanding any other provision to the contrary, no Participant may be awarded a grant in any one year, which, when added to any other grant of Options, Restricted Shares, and Performance Share Units in the same year, shall exceed 250,000 shares of Common Stock. If an Option is canceled, the canceled Option continues to count against the maximum number of shares for which Options may be granted to a Participant in any year.

SECTION 6. INCENTIVE STOCK OPTIONS

  (a) General--The Committee may authorize the grant of Incentive Stock Options subject to the terms and conditions set forth in this Section 6. The grant of an Incentive Stock Option shall be evidenced by a written Incentive Stock Option Agreement between the Corporation and the Optionee, setting forth the number of shares of Common Stock subject to the Incentive Stock Option evidenced thereby and the terms, conditions, and restrictions applicable thereto. The issuance of shares of Common Stock pursuant to an Incentive Stock Option also shall be subject to the provisions of any Share Retention Agreement that may be required by the Committee under Section 11 of the Plan.

  (b) Option Price--The Committee shall determine the Option price for each share of Common Stock purchased under an Option, but, subject to the provisions of Section 13 of the Plan, in no event shall the Option price be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Option is granted.

  (c) Duration of Options--The Committee shall fix the term or duration of Options, provided that such term shall not exceed ten (10) years from the date the Option is granted, and that such term shall be subject to earlier termination pursuant to the provisions of paragraph (g) of this Section 6 or paragraph (e) of Section 8 of the Plan.

  (d) Non-transferability of Options--Options are not transferable other than by will or the applicable laws of descent and distribution following the death of the Optionee. Options may be exercised during the lifetime of the Optionee only by him, and following his death only by his Beneficiary.

  (e) Exercise of Options--The Committee shall determine the time or times at which Options may be exercised; provided that such time or times shall not occur before the latest of:

    (i) the first anniversary of the date on which the Option was granted;

    (ii) approval of the Plan, as hereby amended, by the stockholders of the Corporation in the manner provided under Section 15(a) of the Plan; and

    (iii) the effectiveness of any registration statement required to be filed under the Securities Act of 1933 for the registration of the Common Stock to be issued upon exercise of the Option.

  (f) Payment of Option Price--The purchase price of Common Stock upon exercise of an Option shall be paid in full to the Corporation at the time of the exercise of the Option in cash or, at the discretion of the Committee and subject to any limitations or requirements that the Committee may adopt, by the surrender to the Corporation of shares of previously acquired Common Stock, which have been held by the Optionee for at least twelve (12) months and which shall be valued at Fair Market Value on the date that the Option is exercised, or, at the discretion of the Committee, by a combination of cash and such Common Stock.

  (g) Termination of Options--No Option shall be exercisable after it expires. Each Option shall expire upon the earliest of:

    (i) the expiration of the term for which the Option was granted;

    (ii) (A) in the case of an Optionee whose employment with the Corporation or a Subsidiary Company is terminated due to Retirement, Disability or death, the expiration of thirty-six (36) months after such termination of employment, or

  (B) in the case of an Optionee whose employment with the Corporation or a Subsidiary Company is terminated for any reason other than Retirement, Disability, or death, at the close of business on the last day of active service by the Optionee with the Corporation or a Subsidiary Company; or

    (iii) with the Optionee's consent, the grant of a new Award to replace the Option.

  (h) Limitation on Exercisability--The aggregate Fair Market Value (determined as of the time the Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options (granted on or after January 1, 1987) are exercisable for the first time by the Optionee during any calendar year shall not exceed $100,000.

  (i) Order of Exercise--An Incentive Stock Option granted prior to January 1, 1987, shall not be exercisable while there is outstanding any Incentive Stock Option which was granted to the Optionee before the grant of the first-mentioned Incentive Stock Option. For this purpose, an Incentive Stock Option shall be treated as outstanding until it is exercised in full or expires in accordance with paragraph (c) of this Section 6.

  As used in paragraphs (h) and (i) of this Section 6, the term Incentive Stock Option shall mean an option to purchase stock which is granted pursuant to the provisions of this Plan or of any other plan of the Corporation or of a parent or subsidiary corporation (as defined by Section 424(f) of the Code) and which complies with the terms and conditions set forth in Section 422(b) of the Code.

SECTION 7. NON-QUALIFIED STOCK OPTIONS

  The Committee may authorize the grant of Non-qualified Stock Options subject to the terms and conditions specified in this Section 7. The grant of a Non-qualified Stock Option shall be evidenced by a written Non-qualified Stock Option Agreement between the Corporation and the Optionee, setting forth the number of shares of Common Stock subject to the Non-qualified Stock Option evidenced thereby and the terms, conditions, and restrictions applicable thereto. Non-qualified Stock Options granted pursuant to the provisions of this
Section 7 shall be subject to the terms, conditions, and restrictions set forth in paragraphs (b) and (d) through (g) of Section 6 of the Plan. The limitations set forth in paragraphs

(c), (h) and (i) of Section 6 of the Plan shall not apply to Non-qualified Stock Options. The issuance of shares of Common Stock pursuant to a Non-qualified Stock Option also shall be subject to the provisions of any Share Retention Agreement that may be required by the Committee under Section 11 of the Plan.

SECTION 8. STOCK APPRECIATION RIGHTS

  (a) General--The Committee may grant a Stock Appreciation Right to a Participant in connection with an Option, or portion thereof as determined by the Committee, subject to the terms and conditions set forth in this Section 8. The Stock Appreciation Right may be granted at the time of grant of the related Option and shall be subject to the same terms and conditions as the related Option, except as this Section 8 may otherwise provide. The grant of a Stock Appreciation Right shall be evidenced either by provisions in the Option agreement evidencing the related Option or by a written Stock Appreciation Right Agreement between the Corporation and the Optionee, identifying the related Option, specifying the number of shares of Common Stock subject thereto, and setting forth the terms and conditions applicable to the Stock Appreciation Right.

  (b) Exercise--A Stock Appreciation Right shall be exercisable only at such time or times, to such extent, and by such persons, as the Option to which it relates shall be exercisable; provided that:

    (i) if the Committee determines that all or part of a payment in respect of a Stock Appreciation Right shall be made in cash, the Stock Appreciation Right shall not be exercised before the expiration of one (1) year from the date on which it was granted; provided, however, that this subparagraph
  (i) shall not apply if the death or Disability of the Optionee occurs within one (1) year after the grant of the Stock Appreciation Right;

    (ii) if the Committee determines that all or part of a payment in respect of a Stock Appreciation Right shall be made in cash, such exercise may occur only on a day that is at least three (3) and no more than twelve (12) business days after the date on which the Corporation first made publicly available its most recent regular quarterly or annual financial statements; and

    (iii) a Stock Appreciation Right granted in connection with an Incentive Stock Option may not be exercised on any date on which the Fair Market Value of a share of Common Stock is less than or equal to the Option price per share under the related Incentive Stock Option.

  A Stock Appreciation Right shall be exercised by surrendering the related Option, or the portion thereof pertaining to the shares with respect to which the Stock Appreciation Right is exercised, and providing the Corporation with a written notice in such form and containing such information (including the number of shares of Common Stock with respect to which the Stock Appreciation Right is being exercised) as the Committee may specify. The date on which the Corporation receives such notice shall be the date on which the related Option, or portion thereof, shall be deemed surrendered and the Stock Appreciation Right shall be deemed exercised.

  (c) Payment--Upon exercise of a Stock Appreciation Right in the manner provided in paragraph (b) of this Section 8, the Optionee shall be entitled to receive Exercise Gain Shares equal to the number of shares of Common Stock that have an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the Option price per share of the related Option, multiplied by the number of shares covered by the related Option, or portion thereof, surrendered in connection with the exercise of the Stock Appreciation Right.

The Exercise Gain Shares shall be subject to the provisions of any Share Retention Agreement that may be required by the Committee under Section 11 of the Plan. In the sole discretion of the Committee, all or part of the payment in respect of a Stock Appreciation Right may be made in cash in lieu of Exercise Gain Shares.

  (d) Termination of Right--A Stock Appreciation Right shall expire, unless previously exercised or canceled, upon the expiration of the Option to which it relates.

  (e) Effect of Exercise--A Stock Appreciation Right shall be canceled when, and to the extent that, the related Option is exercised, and an Option shall be canceled when, and to the extent that, the Option is surrendered to the Corporation upon the exercise of a related Stock Appreciation Right.

SECTION 9. RESTRICTED SHARES

  (a) General--The Committee, in its sole discretion, may from time to time authorize the grant of Restricted Shares to a Participant. A certificate or certificates representing the number of Restricted Shares granted shall be registered in the name of the Participant. Until the expiration of the Restriction Period or the lapse of restrictions in the manner provided in paragraph (d) or paragraph (e) of this Section 9, the certificate or certificates shall be held by the Corporation for the account of the Participant, and the Participant shall have beneficial ownership of the Restricted Shares, including the right to receive dividends on, and the right to vote, the Restricted Shares.

  (b) Restrictions--Until the expiration of the Restriction Period or the lapse of restrictions in the manner provided in paragraph (d) or paragraph (e) of this Section 9, Restricted Shares shall be subject to the following restrictions and any additional restrictions that the Committee, in its sole discretion, may from time to time deem desirable in furtherance of the objectives of the Plan:

    (i) the Participant shall not be entitled to receive the certificate or certificates representing the Restricted Shares;

    (ii) the Restricted Shares may not be sold, transferred, assigned, pledged, conveyed, hypothecated, or otherwise disposed of; and

    (iii) the Restricted Shares may be forfeited immediately as provided in paragraph (d) of this Section 9.

  (c) Distribution of Restricted Shares--If a Participant to whom Restricted Shares have been granted remains in the continuous employment of the Corporation or a Subsidiary Company during the entire Restriction Period, upon the expiration of the Restriction Period all restrictions applicable to the Restricted Shares shall lapse, and the certificate or certificates representing the shares of Common Stock that were granted to the Participant in the form of Restricted Shares shall be delivered to the Participant.

  (d) Termination of Employment--If the employment of a Participant is terminated for any reason other than the Retirement, Disability, or death of the Participant in service before the expiration of the Restriction Period, the Restricted Shares shall be forfeited immediately and all rights of the Participant to such shares shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company. If the Participant's employment is terminated by reason of the Retirement, Disability, or death of the Participant in service before the expiration of the Restriction Period, the number of Restricted Shares held by the Corporation for the Participant's account shall be reduced by the proportion of the

Restriction Period remaining after the Participant's termination of employment; the restrictions on the balance of such Restricted Shares shall lapse on the date the Participant's employment terminated; and the certificate or certificates representing the shares of Common Stock upon which the restrictions have lapsed shall be delivered to the Participant (or, in the event of the Participant's death, to his Beneficiary).

  (e) Waiver of Restrictions--The Committee, in its sole discretion, may waive any or all restrictions with respect to Restricted Shares.

SECTION 10. PERFORMANCE SHARES

  The Committee, in its sole discretion, may from time to time authorize the grant of Performance Share Units to a Participant. Performance Share Units shall entitle the Participant to Performance Shares (or cash in lieu thereof) upon the achievement of such performance goals as may be established by the Committee at the time of grant for three equally weighted performance criteria:
(a) the Corporation's total stockholder return as compared to the S&P 500 Index; (b) the Corporation's operating ratio; and (c) the Corporation's return on average capital invested. At such time as it is certified by the Committee that the performance goals established by the Committee have been attained or otherwise satisfied, the Committee shall authorize the payment of cash in lieu of Performance Shares or the issuance of Performance Shares registered in the name of the Participant, subject to the provisions of any Share Retention Agreement that may be required by the Committee under Section 11 of the Plan, or both.

  If the Participant's employment with the Corporation or a Subsidiary Company is terminated before the end of a Performance Cycle for any reason other than Retirement, Disability, or death, the Participant shall forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle. The Committee, in its sole discretion, may establish guidelines providing that if a Participant's employment is terminated before the end of a Performance Cycle by reason of Disability, or death, the Participant shall be entitled to a prorated payment with respect to any Performance Shares that were being earned during the Performance Cycle. If the Participant's employment is terminated before the end of a Performance Cycle by reason of Retirement, the Participant's rights with respect to any Performance Shares being earned during the Performance Cycle shall, subject to the other provisions of this Section 10, continue as if the Participant's employment had continued through the end of the Performance Cycle.

SECTION 11. SHARE RETENTION AGREEMENTS

  (a) General--The Committee, in its sole discretion, may require as a condition of an Award of an Option, Stock Appreciation Right, or Performance Share Unit that the Participant and the Corporation enter into a Share Retention Agreement, which shall provide that the certificate or certificates representing any Exercise Gain Shares or Performance Shares, when issued, shall be held by the Secretary of the Corporation for the benefit of the Participant until such time as the retention period specified by the Share Retention Agreement has expired or has been waived by the Committee, whichever occurs first. Each Share Retention Agreement may include some or all of the terms, conditions and restrictions set forth in paragraphs (b) through (g) of this
Section 11.

  (b) Retention Period--Exercise Gain Shares and Performance Shares that are subject to the Share Retention Agreement may not be sold, transferred, assigned, pledged, conveyed, hypothecated or otherwise disposed of within such period of time, of not less than twenty-four (24) months and not more than sixty (60) months following the date of exercise (in the case of Exercise Gain Shares) or the date of issuance (in the case of Performance Shares), as shall be prescribed by the Committee.

  (c) Tax Absorption Payment--The Corporation may make a cash payment, either directly to the Participant or on the Participant's behalf, in an amount that the Committee estimates to be equal (after taking into account any Federal and state taxes that the Committee estimates to be applicable to such cash payment) to any additional Federal and state income taxes that are imposed upon the Participant as a result of the issuance of the Exercise Gain Shares or Performance Shares that are subject to the Share Retention Agreement. In determining the amount to be paid pursuant to this paragraph (c), the Committee may adopt such methods and assumptions as it considers appropriate, and it shall not be required to examine the individual tax liability of each Participant who has entered into a Share Retention Agreement.

  (d) Termination of Employment--If a Participant's employment with the Corporation or a Subsidiary Company is terminated for any reason other than Retirement, Disability, or death, Exercise Gain Shares or Performance Shares subject to the Share Retention Agreement shall continue to be held, following the Participant's termination of employment, until the expiration of the retention period specified by the Share Retention Agreement. If the Participant's employment is terminated by reason of Retirement or Disability, Exercise Gain Shares and Performance Shares then held subject to the Share Retention Agreement shall continue to be held until the expiration of the applicable retention period following termination of employment, but any such retention period shall cease upon the earlier of the Participant's attainment of age 65 or the expiration of two (2) years after the Participant's Retirement or Disability, if either of those events occurs before the expiration of the applicable retention period. If the Participant dies while Exercise Gain Shares or Performance Shares are subject to a retention period under the Share Retention Agreement, such retention period shall expire immediately at the time of death.

  (e) Change in Control--Upon a Change in Control, the retention periods specified by all Share Retention Agreements shall immediately expire.

  A Change in Control shall occur if:

    (i) any person, other than the Corporation or a Subsidiary Company or any employee benefit plan sponsored by the Corporation or a Subsidiary Company, shall become the beneficial owner of, or obtain voting control over, 20% or more of the Corporation's outstanding Common Stock;

    (ii) the stockholders of the Corporation shall approve (A) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities, or other property, other than a merger of the Corporation in which holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation; or

    (iii) there shall have been a change in the composition of the Board of Directors such that within any period of two (2) consecutive years or less individuals who at the beginning of such period constituted such Board, together with any new directors whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period, shall for any reason no longer constitute a majority of the directors of the Corporation.

  If the expiration of a Share Retention Agreement pursuant to this paragraph
(e) causes a Participant to be subject to an excise tax under Section 4999 of the Code, or any successor provision thereto (the "Excise Tax"), the Corporation shall make a cash payment, either directly to the Participant or on the Participant's behalf, in an amount that the Committee estimates to be equal (after taking into account any Federal and state taxes, including interest and penalties, that the Committee estimates to be applicable to the additional cash payment) to the additional Excise Tax imposed on the Participant as a result of the expiration of the Share Retention Agreement. In determining the amount to be paid pursuant to this subparagraph, the Committee may adopt such methods and assumptions as it considers appropriate, and it shall not be required to examine the individual tax liability of each Participant to whom this subparagraph applies.

  (f) Waiver of Requirements--The Committee, in its sole discretion, may waive any or all retention periods or other restrictions in the Share Retention Agreement.

  (g) Distribution of Shares--The Secretary of the Corporation shall promptly distribute the certificate or certificates representing the Exercise Gain Shares or Performance Shares subject to a Share Retention Agreement upon expiration of the retention period or other termination or waiver of the restrictions under this Section 11.

SECTION 12. DIVIDEND EQUIVALENT PAYMENTS

  The Committee may authorize the payment of dividend equivalents on some or all of the shares of Common Stock covered by Options or Performance Share Units granted after January 1, 1989, in an amount equal to, and commensurate with, dividends declared by the Board of Directors and paid on Common Stock. Dividend equivalents payable on Option shares or on Performance Share Units under this
Section 12 may be paid in cash or in Common Stock at the discretion of the Committee. The Committee may authorize the automatic payment of dividend equivalents under this Section 12 with respect to any Option for all or some portion of its term by including a specific provision, authorizing such automatic payment, in the Incentive Stock Option Agreement required under
Section 6(a) of the Plan or the Non-qualified Stock Option Agreement required under Section 7 of the Plan. The Committee may authorize the automatic payment of dividend equivalents under this Section 12 with respect to any Performance Share Unit for all or some portion of its term as a term and condition of the Performance Share Unit grant.

SECTION 13. CAPITAL ADJUSTMENTS

  In the event of a recapitalization, stock split, stock dividend, exchange, combination, or reclassification of shares, merger, consolidation, reorganization, or other change in or affecting the capital structure or capital stock of the Corporation, the Board of Directors, upon the recommendation of the Committee, may make appropriate adjustments in the number of shares of Common Stock authorized for the Plan and in the annual limitation imposed by Section 5 of this Plan; and the Committee may make appropriate adjustments in the number of shares subject to outstanding Options, Stock Appreciation Rights, Restricted Stock, or Performance Share Unit grants, and in the Option price of any then outstanding Options, as it deems equitable, in its absolute discretion, to prevent dilution or enlargement of the rights of Participants.

SECTION 14. REGULATORY APPROVALS

  The exercise of each Option and Stock Appreciation Right, and the grant or distribution of Restricted Shares and Performance Shares, shall be subject to the condition that if at any time the Corporation shall determine in its discretion that the satisfaction of withholding tax or other tax liabilities, or the listing, registration, or qualification of any shares of Common Stock upon any securities exchange or under any Federal or state law, or the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise, grant, or distribution, then in any such event such exercise, grant, or distribution shall not be effective unless such liabilities have been satisfied or such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Corporation.

SECTION 15. EFFECTIVE DATE AND TERM OF THE PLAN

  (a) Effective Date--The Plan, as hereby amended, shall be effective when approved by the Board of Directors, and Options, Stock Appreciation Rights, and Performance Share Units may be granted immediately thereafter; provided, that no Option or Stock Appreciation Right may be exercised and no Restricted Shares or Performance Shares may be granted under the Plan unless and until the Plan, as hereby amended, is approved by the vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of the Corporation, at which a quorum is present, held within twelve (12) months after the date of adoption of the Plan, as hereby amended, by the Board of Directors.

  (b) Term of the Plan--Awards may be granted from time to time under the terms and conditions of the Plan, but no Incentive Stock Option may be granted after the expiration of ten (10) years from the date of adoption of the Plan, as hereby amended, by the Board of Directors; provided, that any future amendment to the Plan that is approved by the stockholders of the Corporation in the manner provided under paragraph (a) of this Section 15 shall be regarded as creating a new Plan, and an Incentive Stock Option may be granted under such new Plan until the expiration of ten (10) years from the earlier of the approval by the Board of Directors, or the approval by the stockholders of the Corporation, of such new Plan. Incentive Stock Options theretofore granted may extend beyond the expiration of that ten-year period, and the terms and conditions of the Plan shall continue to apply thereto and to shares of Common Stock acquired upon the subsequent exercise of an Incentive Stock Option or related Stock Appreciation Right.

SECTION 16. AMENDMENT OR TERMINATION OF THE PLAN

  The Board of Directors may at any time and from time to time alter or amend, in whole or in part, any or all of the provisions of the Plan, or may at any time suspend or terminate the Plan, provided that no change in any Awards theretofore granted to any Participant may be made which would impair or diminish the rights of the Participant without the Participant's consent, and provided further, that no alteration or amendment may be made without the approval of the holders of a majority of the Common Stock then outstanding and entitled to vote if such stockholder approval is necessary to comply with the requirements of any rules promulgated under Section 16 of the Securities Exchange Act of 1934 or such other Federal or state laws or regulations as may be applicable.

SECTION 17. MISCELLANEOUS

  (a) Fractional Shares--The Corporation shall not be required to issue or deliver any fractional share of Common Stock upon the exercise of an Option or Stock Appreciation Right, the award of Performance Shares, or the payment of a dividend equivalent in Common Stock pursuant to Section 12 of the Plan, but may pay, in lieu thereof, an amount in cash equal to the Fair Market Value of such fractional share.

  (b) Withholding--The Corporation and its Subsidiary Companies shall have the right, to the extent permitted by law, to deduct from any payment of any kind otherwise due to a Participant any Federal, state or local taxes of any kind required by law to be withheld with respect to Awards under the Plan, and to the extent any such withholding requirements are not satisfied, each Participant shall pay to the Corporation any Federal, state or local taxes of any kind required by law to be withheld with respect to Awards under the Plan.

  (c) Stockholder Rights--No person shall have any rights of a stockholder by virtue of an Option, Stock Appreciation Right, or Performance Share Unit except with respect to shares of Common Stock actually issued to him, and the issuance of shares of Common Stock shall confer no retroactive right to dividends.

  (d) No Contract of Employment--This Plan shall not be deemed to be an employment contract between the Corporation or any Subsidiary Company and any Participant or other employee. Nothing contained herein, or in any agreement, certificate or other document evidencing, providing for, or setting forth the terms and conditions applicable to any Awards shall be deemed to confer upon any Participant or other employee a right to continue in the employment of the Corporation or any Subsidiary Company, or to interfere with the right of the Corporation or any Subsidiary Company to terminate the employment of such Participant or employee at any time.

  (e) Unfunded Plan--Except as may otherwise be provided in the Plan, the Plan shall be unfunded. Neither the Corporation nor any Subsidiary Company shall be required to segregate any assets that may be represented by Options, Stock Appreciation Rights, or Performance Share Units, and neither the Corporation nor any Subsidiary Company shall be deemed to be a trustee of any amounts to be paid under an Option, Stock Appreciation Right, or Performance Share Unit. Any liability of the Corporation to pay any Participant or Beneficiary with respect to an Option, Stock Appreciation Right, or Performance Share Unit shall be based solely upon any contractual obligations created pursuant to the provisions of the Plan; no such obligation shall be deemed to be secured by any pledge or encumbrance on any property of the Corporation or a Subsidiary Company.

  (f) Applicable Law--The Plan, its validity, interpretation, and administration, and the rights and obligations of all persons having an interest therein, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent that such laws may be preempted by Federal law.

  (g) Gender and Number--Wherever used in the Plan, words in the masculine form shall be deemed to refer to females as well as to males, and words in the singular or plural shall be deemed to refer also to the plural or singular, respectively, as the context may require.

                                                                      APPENDIX B

                         NORFOLK SOUTHERN CORPORATION
                     EXECUTIVE MANAGEMENT INCENTIVE PLAN
                           EFFECTIVE JANUARY 1, 1996

I.PURPOSE OF THE PLAN

  It is the purpose of the Norfolk Southern Corporation Executive Management Incentive Plan (Plan) to enhance increased profitability for Norfolk Southern Corporation by rewarding certain officers elected by the Board of Directors of Norfolk Southern Corporation and its affiliates with a bonus for collectively striving to attain and surpass profit objectives.

II.ADMINISTRATION OF THE PLAN

  The Compensation and Nominating Committee of the Board of Directors of Norfolk Southern Corporation shall administer and interpret this Plan and, from time to time, adopt such rules and regulations and make such recommendations to the Board of Directors concerning Plan changes as are deemed necessary to insure effective implementation of this Plan.

  No executive may simultaneously participate in more than one Norfolk Southern Corporation Incentive Group.

III.RECOMMENDATION TO THE BOARD OF DIRECTORS

  The Compensation and Nominating Committee shall recommend to the Board of
Directors:

  A. The Incentive Groups for the incentive year, which Groups shall consist of Board-elected officers at the level of Vice President and above, and

  B. The maximum bonus level for each Incentive Group for the incentive year.

IV.TYPE OF INCENTIVE BONUS

  By December 22 of the year prior to the incentive year, each participant must elect to receive any incentive bonus which may be awarded to him or her for the incentive year either 100% cash or deferred in whole or in part. A participant shall be permitted to defer only 25%, 50%, 75% or 100% of the bonus for any incentive year. If the participant elects to receive 100% cash, the entire amount of the bonus for the incentive year shall be distributed to the participant, or his or her beneficiary, as hereinafter defined on or before March 1 of the year following the incentive year. If deferred in whole or in part, the amount deferred shall be allocated to the Norfolk Southern Corporation Officers' Deferred Compensation Plan (and such deferrals will be governed by the provisions of that plan) on or before March 1 of the year following the incentive year and the remainder, if any, shall be distributed in cash to the participant or his or her beneficiary on or before March 2 of the year following the incentive year.

  Failure on the part of the participant to elect a deferral by December 22 of the year prior to the incentive year, either in whole or in part for the incentive year, shall be deemed to constitute an election by such participant to receive the entire incentive bonus for the incentive year as a cash bonus.

  The Board of Directors shall have the right to reject all deferral elections if, in its sole discretion, it shall determine prior to the close of an incentive year that deferral has become inadvisable, and, if such right shall be exercised, all incentive bonuses earned under the Plan for such year shall be payable in cash, as provided for in the third sentence of this Article IV.

V.INCENTIVE BONUS FUND

  A single bonus fund representing a combined fund for both this Plan and the Management Incentive Plan shall be determined and made available annually for each incentive year equal to 0.75% of Pre-tax Net Income (Norfolk Southern's income before state and federal income taxes as reported in the annual consolidated financial statements for the incentive year plus interest expense on debt due after one year) when the return on Average Invested Capital (the average of Norfolk Southern stockholders' equity plus debt due after one year at the beginning and end of the incentive year) equals 10%, and 1.5% of Pre-tax Net Income when the return on Average Invested Capital equals or exceeds 20%. At any intermediate level of return on Average Invested Capital between 10% and 20%, the bonus fund shall be calculated at an interpolated percentage of Pre-tax Net Income between the 0.75% minimum and 1.5% maximum levels. In computing Pre-tax Net Income, special charges and restructuring charges, and unusual or infrequent accounting adjustments which are significant, and restatements or reclassifications, all as determined in accordance with Generally Accepted Accounting Principles, which would have the effect of reducing Pre-tax Net Income, shall be excluded, but such Pre-tax Net Income shall be adjusted for any expenses attributable to bonuses paid or accrued under this Plan and the Management Incentive Plan. The Compensation and Nominating Committee of the Board of Directors shall have the right to reduce the bonus fund for all or any portion of such excluded accounting adjustments, restatements or reclassifications, or by any other amount the Compensation and Nominating Committee deems appropriate.

  The portion of the total bonus fund available to be awarded under this Plan for the incentive year shall be determined by multiplying the total bonus fund by a fraction whose numerator is the sum of the maximum bonus payable to all Plan participants eligible to receive a bonus award and whose denominator is the sum of the maximum bonus payable to all employees eligible to receive a bonus award under this Plan or the Management Incentive Plan.

VI.BONUS AWARDS

  The portion of the total bonus fund available to be awarded under this Plan for the incentive year pursuant to the formula set forth in Article V shall be divided among each Incentive Group under this Plan in proportion to the maximum bonus payable for that Incentive Group, and the percentage bonus allocable to each Incentive Group participant in this Plan shall be determined by multiplying the bonus fund allocated to that Incentive Group by the ratio of the participant's total salary paid during the incentive year to the total salaries paid to all participants in that Incentive Group. However, no participant may be awarded a bonus which exceeds 50% of the bonus fund. The Compensation and Nominating Committee of the Board may review the performance of the Plan participants and may, at its discretion, reduce the bonus award of any such participant between 0% and 100% , based on the individual's performance.

  If the employment of a participant who is employed by Norfolk Southern Corporation or its affiliates during the incentive year terminates prior to the end of such year by reason of (1) death, or (2) normal retirement, early retirement or total disability under applicable Norfolk Southern Corporation plans and policies, then the phrase "total salary paid during the incentive year" means base salary paid to the participant during that portion of such year of employment prior to his or her termination and through the end of the calendar month in which employment terminates but excludes any cash paid with respect to such participant's unused vacation. No incentive bonus for any incentive year shall be awarded or paid to any participant whose employment with Norfolk Southern Corporation and all its affiliates terminates before the end of such incentive year for a reason other than one of those specifically stated in the preceding sentence.

  If a participant becomes eligible for the Plan during the year or becomes eligible for a different Incentive Group, then the amount of the award shall be adjusted proportionally to reflect such changes.

VII.DESIGNATION OF BENEFICIARY

  For the purpose of this Plan, a beneficiary shall be either (1) the named beneficiary or beneficiaries designated as hereinafter provided for by the participant, or (2) in the absence of any such designation, including absence by revocation of any previous designation, a legal representative of the participant, duly appointed in the case of incompetency or death of the participant. A participant may designate both primary and contingent named beneficiaries. A participant may revoke or change any designation. To be effective, the designation of a named beneficiary or beneficiaries, or any change in or revocation of any designation, must be on a form provided by Norfolk Southern Corporation signed by the participant and filed with the Office of the Vice President-Personnel, Norfolk Southern Corporation, prior to the death of such participant. Any such designation, change or revocation shall be ineffective to invalidate any cash payment made or other action taken by Norfolk Southern Corporation pursuant to this Plan prior to the receipt of same by Norfolk Southern Corporation. The determination by Norfolk Southern Corporation of a beneficiary or beneficiaries, or the identity thereof, or the rights of same, based on proof by affidavit or other written evidence satisfactory to Norfolk Southern Corporation shall be conclusive as to the liability of Norfolk Southern Corporation and any payment made in accordance therewith shall discharge Norfolk Southern Corporation of its obligation under this Plan for such payment.

VIII. NO GUARANTEE OF CONTINUANCE OF EMPLOYMENT

  Nothing contained in this Plan or in any designation of a participant hereunder shall constitute or be deemed to constitute any evidence of an agreement or obligation on the part of Norfolk Southern Corporation or its affiliates to continue to employ any such participant for any period whatsoever.

IX.AMENDMENT TO AND TERMINATION OF PLAN

  Norfolk Southern Corporation reserves the right at any time by a resolution duly adopted by its Board of Directors to amend this Plan in any manner or to terminate it at any time, except that no such amendment or termination shall deprive a participant or beneficiary of any rights hereunder theretofore legally accrued, and no such termination shall be effective for the year in which such resolution is adopted.

LOGO

                          NORFOLK SOUTHERN CORPORATION
              THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gerald L. Baliles, Arnold B. McKinnon or Robert
E. McNair, and each or any of them, proxy for the undersigned, with power of substitution, to vote with the same force and effect as the undersigned at the annual meeting of stockholders of Norfolk Southern Corporation to be held at The Hotel Roanoke & Conference Center, 110 Shenandoah Avenue, Roanoke, Virginia, on Thursday, May 11, 1995, and any adjournments thereof, upon the matters more fully set forth in the Proxy Statement and to transact such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR ITEMS (2), (3), AND (4).

       (Continued, and to be MARKED, DATED AND SIGNED on the other side)

     -----
     -----
PLEASE MARK BOXES [ ] OR [X] IN BLUE OR BLACK INK.
           -
(1) Election of Directors   FOR all nominees listed      WITHHOLD AUTHORITY to
                            below, except as marked      vote for all nominees
                            to the contrary              listed below.      [_]
                            (see instruction).  [_]

  L. E. Coleman T. Marshall Hahn, Jr. Landon Hilliard Jane Margaret O'Brien (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST ABOVE.)

(2) Approval of the Norfolk Southern Corporation Long-Term Incentive Plan, as amended. (The Board of Directors recommends a vote FOR)
                    FOR [_]     AGAINST [_]     ABSTAIN [_]

(3) Approval of the Norfolk Southern Corporation Executive Management Incentive Plan. (The Board of Directors recommends a vote FOR)
                    FOR [_]     AGAINST [_]     ABSTAIN [_]

(4) Ratification of the appointment of KPMG Peat Marwick LLP, independent public accountants. (The Board of Directors recommends a vote FOR)
                    FOR [_]     AGAINST [_]     ABSTAIN [_]

                                                    Address Change and/or
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                                                    Dated:_______________, 1995

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